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SCHEDULE 14A
(Rule 14a-101)
 INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant /x/

Filed by a party other than the registrant / /
Check the appropriate box:

/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Matrix Pharmaceutical, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/x/	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, and the associated preferred stock purchase rights, of Matrix Pharmaceutical, Inc. ("Common Stock")

	(2)	Aggregate number of securities to which transactions applies: 3,959,621(a)
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $2.21
	(4)	Proposed maximum aggregate value of transaction: $8,750,762.41(a)
	(5)	Total fee paid: $1,750.15(a)
	(a)	As of February 25, 2002, there were 3,959,621 shares of Common Stock outstanding and owned by Matrix stockholders other than Manon Acquisition Corp. In the merger described in the accompanying proxy statement, each share of Common Stock not held by Manon Acquisition Corp. will (subject to appraisal rights) be converted into the right to receive $2.21 in cash. The total fee paid equals one-fiftieth of one percent of the aggregate cash payment in the merger to Matrix stockholders other than Manon Acquisition Corp. Such fee is offset in its entirety as set forth below.
/ /	Fee paid previously with preliminary materials:
/x/	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid: $12,415.45
	(2)	Form, Schedule or Registration Statement No.: Schedule TO
	(3)	Filing Party: Chiron Corporation and Manon Acquisition Corp.
	(4)	Date Filed: January 14, 2002

MATRIX PHARMACEUTICAL, INC.
34700 Campus Drive
Fremont, California 94555

March 8, 2002

Dear Stockholders:

        You are invited to attend a special meeting of stockholders of Matrix Pharmaceutical, Inc. ("Matrix") at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555, on Thursday, March 28, 2002, at 10:00 a.m., local time. At the special meeting, you will be asked to consider and adopt the Agreement and Plan of Merger, dated as of January 6, 2002, among Matrix, Manon Acquisiton Corp. ("Manon") and Chiron Corporation ("Chiron").

        The merger is the second and final step of Chiron's acquisition of Matrix. The first step was a tender offer by Manon, a wholly owned subsidiary of Chiron, for all of the outstanding shares of common stock of Matrix at a price of $2.21 per share, net to the seller in cash without interest, which was completed on February 19, 2002. The second step of Manon's acquisition of Matrix consists of the merger of Manon with and into Matrix. Upon completion of the merger, each share of Matrix common stock, other than shares held by Manon or Matrix and other than shares held by dissenting Matrix stockholders who perfect their appraisal rights, will be converted into the right to receive the same $2.21 in cash, without interest.

        The affirmative vote of holders of a majority of the shares of Matrix common stock outstanding and entitled to vote at the special meeting is necessary to approve the merger proposal. As a result of the tender offer, Manon owns 22,724,059 shares of Matrix common stock, or 85% of the outstanding common stock, which is sufficient for Manon to assure approval of the merger proposal at the special meeting. As a result, the affirmative vote of other Matrix stockholders will not be required to approve the merger proposal.

        On January 6, 2002, the board of directors of Matrix (all of whom were unaffiliated with Chiron at that time) unanimously (i) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Matrix and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) recommended that Matrix's stockholders adopt the merger agreement.

        Among the factors considered by the Matrix Board of Directors in evaluating the merger was the opinion dated January 6, 2002 of Banc of America Securities LLC that, as of such date, the cash consideration to be received by Matrix stockholders pursuant to the tender offer and the merger was fair from a financial point of view to such stockholders. The written opinion of Banc of America Securities is attached as Annex B to the enclosed proxy statement and you should read it carefully and in its entirety.

        The enclosed proxy statement provides you with a summary of the merger agreement and the merger, and provides additional information about the parties involved. Following the approval of the merger proposal by Matrix stockholders, the closing of the merger will occur as promptly as practicable after the special meeting, subject to the satisfaction or waiver of the conditions to the closing of the merger.

        Please read the proxy statement carefully. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,
MATRIX PHARMACEUTICAL, INC.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE
ENCLOSED ENVELOPE PROMPTLY.

This proxy statement, dated March 8, 2002, will first be
mailed to stockholders on or about March 8, 2002.

MATRIX PHARMACEUTICAL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 28, 2002

TO THE STOCKHOLDERS OF
MATRIX PHARMACEUTICAL, INC.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Matrix Pharmaceutical, Inc., a Delaware corporation ("Matrix"), will be held at 10:00 a.m. on Thursday, March 28, 2002 at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555. A proxy card and proxy statement for the special meeting are enclosed.

        The special meeting is for the purpose of:

          1.    Considering and voting to adopt the Agreement and Plan of Merger, dated as of January 6, 2002, among Chiron Corporation ("Chiron"), Manon Acquisition Corp. ("Manon") and Matrix. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

          2.    Transacting such other business as may properly come before the special meeting and any adjournments thereof. At present, our Board of Directors is not aware of any other business that will be presented for consideration at the special meeting.

        Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Matrix common stock. Manon owns 22,618,318 shares of Matrix common stock, or 85% of the outstanding common stock, as a result of its recently completed tender offer for all outstanding shares of Matrix common stock, which is sufficient for Manon to assure approval of the merger proposal at the special meeting. As a result, the affirmative vote of other Matrix stockholders will not be required to approve the merger proposal.

        Stockholders of record of Matrix at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the special meeting and at any and all adjournments or postponements thereof.

        Under Delaware law, stockholders of Matrix are eligible to exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law. A copy of these provisions is included as Annex C to the accompanying proxy statement.

        Stockholders of record at the close of business on March 1, 2002 are entitled to receive notice of and to vote at the special meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend, please carefully read the accompanying proxy statement, which describes the matters to be voted upon at the special meeting, and mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the special meeting will be counted.

        The prompt return of your proxy card will assist us in preparing for the special meeting.

By order of the Board of Directors
Corporate Secretary
Fremont, California March 8, 2002

        PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND PLEASE
COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.

SUMMARY TERM SHEET

        This summary highlights important and material information from this proxy statement but does not purport to be complete. To fully understand the merger described in this proxy statement, you should read carefully the entire proxy statement. We have included section references to direct you to a more complete description of the topics contained in this summary.

Q:    What Am I Being Asked To Vote On?

A:    You are being asked to vote to adopt the merger agreement entered into among Chiron Corporation ("Chiron"), Matrix Pharmaceutical, Inc. ("Matrix") and Manon Acquisition Corp. ("Manon"). Pursuant to the merger agreement, Manon will be merged with and into Matrix and Matrix will become a wholly owned subsidiary of Chiron. This merger is the second and final step of Chiron's acquisition of Matrix. The first step was a tender offer by Manon, a wholly owned subsidiary of Chiron, for all of the outstanding shares of common stock of Matrix at a price of $2.21 per share, net to the seller in cash without interest, which was completed on February 19, 2002. See "The Merger Agreement—The Merger" beginning on page 16.

Q:    What Will I Receive In The Merger?

A:    Our stockholders (other than Manon or Matrix and other than shares held by stockholders who perfect their appraisal rights) will receive $2.21 in cash, without interest, for each share of Matrix common stock they own upon completion of the merger. See "The Merger Agreement—The Merger" on page 16.

Q:    Does Manon Have The Financial Resources To Pay For The Shares?

A:    Yes. Chiron, the parent of Manon, will be financing the merger described in this proxy statement with existing cash. See "Source and Amount of Funds" on page 16.

Q:    Are Chiron's Financial Results Relevant?

A:    Since the completion of the merger is not subject to any financing condition, Chiron's financial results should not be relevant. See "Source and Amount of Funds" on page 16.

Q:    Does Matrix Support The Merger?

A:    Yes. On January 6, 2002, the Matrix Board of Directors (the "Matrix Board") (all of whom were unaffiliated with Chiron at the time) unanimously (1) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Matrix and its stockholders, (2) approved the merger agreement and the transactions contemplated thereby and (3) and recommended that Matrix's stockholders adopt the merger agreement. See "The Merger—Reasons Of Matrix For The Merger" and "—Recommendation Of Our Board Of Directors" on pages 5 to 6.

Q:    Did The Matrix Board Receive An Opinion From Its Financial Advisor?

A:    Yes. In connection with the tender offer and the merger, the Matrix Board received the opinion of its financial advisor, Banc of America Securities LLC, dated January 6, 2002, that as of that date, and subject to and based upon the considerations in its opinion the cash consideration to be received by the Matrix's stockholders pursuant to the tender offer and the merger was fair, from a financial point of view to such stockholders as of such date. A copy of the opinion is included as Annex B to this proxy statement. See "The Merger—Opinion of Matrix's Financial Advisor" beginning on page 6.

Q:    When And Where Is The Special Meeting?

A:    The special meeting of stockholders of Matrix will be held at 10:00 a.m. on Thursday, March 28, 2002 at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555. See "The Special Meeting" beginning on page 1.

Q:    Who Can Vote At The Matrix Special Meeting?

A:    You can vote at the special meeting if you owned shares of Matrix common stock at the close of business on March 1, 2002. As of the close of business on that day, approximately 26,577,939 shares were outstanding. See "The Special Meeting" beginning on page 1.

Q:    How Many Votes Are Required To Approve The Merger Proposal?

A:    The affirmative vote of the holders of a majority of all outstanding shares of Matrix common stock as of the close of business on the record date is required to approve the merger proposal. Manon already owns a majority of such shares as a result of the tender offer made pursuant to the merger agreement, and will vote in favor of the merger proposal. Thus, the approval of the merger proposal is assured without the vote of any other stockholder. See "The Special Meeting" beginning on page 1.

Q:    What Happens If I Do Not Vote?

A:    Whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Matrix common stock upon completion of the merger, unless you exercise your appraisal rights. See "The Special Meeting" beginning on page 1.

Q:    What Rights Do I Have If I Oppose The Merger?

A:    Stockholders who oppose the merger may exercise appraisal rights but only if they comply with the procedures of Section 262 of the Delaware General Corporation Law included in its entirety as Annex C to this proxy statement. See "Appraisal Rights" beginning on page 14.

Q:    When Will The Merger Occur?

A:    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the stockholders of Matrix. Except for stockholder approval, all other conditions to the merger have, to date, been satisfied. Accordingly, we intend to complete the merger as promptly as possible following the special meeting. See "The Merger—Completion and Effectiveness Of Merger" on page 13.

Q:    When Can I Expect To Receive The Merger Consideration For My Shares?

A:    Once you have submitted your properly completed letter of transmittal, Matrix stock certificates and other required documents (which will be sent to you in a separate mailing) to EquiServe Trust Company, N.A. (the "Paying Agent" for the merger), the Paying Agent will send you the merger consideration as soon as reasonably practicable following the completion of the merger. Chiron will issue a press release once the merger has been completed. See "The Merger—Completion and Effectiveness of Merger" on page 13.

Q:    When Should I Send In My Stock Certificates?

A:    After the special meeting, you will be sent a letter of transmittal to complete and return to the Paying Agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the Paying Agent your validly completed letter of transmittal together with your Matrix stock certificates as instructed in the separate mailing.

Q:    What Do I Need To Do Now?

A:    Just indicate your vote on your proxy card, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. The meeting will take place on March 28, 2002. See "The Special Meeting" beginning on page 1.

Q:    If My Shares Are Held In "Street" Name By My Broker, Will My Broker Vote My Shares For Me?

A:    Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. Without instructions, your broker will not vote any of your shares held in "street" name and the effect will be the same as a vote against the merger proposal. See "The Special Meeting" beginning on page 1.

Q:    Can I Change My Vote After I Have Mailed In My Proxy Card?

A:    Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Matrix at the address given below. Second, you can request a new proxy card and complete and send it to the Secretary of Matrix at the address given below. Third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Matrix Pharmaceutical, Inc., 34700 Campus Drive, Fremont, California, 94555. See "The Special Meeting" beginning on page 1.

Q:    What Are The Tax Consequences Of The Merger To Me?

A:    In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. The tax consequences of the merger to you will depend entirely upon your own financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences of the merger to you. See "The Merger—Certain Federal Income Tax Consequences" on page 13.

Q:    Who Can Answer Further Questions?

A:    If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact Matrix at (510) 742-9900.

TABLE OF CONTENTS

INTRODUCTION	1
THE PARTIES TO THE TRANSACTION	1
THE SPECIAL MEETING	1
Date, Time and Place	1
Matters to be Considered	1
Record Date; Shares Outstanding and Entitled to Vote	1
Quorum; Vote Required	2
Voting And Revocation Of Proxies	2
Proxy Solicitation	2
THE MERGER	3
Background of the Transaction	3
Reasons of Matrix for the Merger	5
Reasons of Chiron for the Merger	6
Recommendation of Our Board of Directors	6
Opinion of Matrix's Financial Advisor	6
Interests of Officers and Directors in the Transaction	12
Completion and Effectiveness of Merger	13
Certain Federal Income Tax Considerations	13
Accounting Treatment	13
Regulatory Approvals	13
APPRAISAL RIGHTS	14
CHANGE OF CONTROL	16
SOURCE AND AMOUNT OF FUNDS	16
THE MERGER AGREEMENT	16
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	19
OTHER MATTERS	19
ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF BANC OF AMERICA SECURITIES LLC
ANNEX C	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

INTRODUCTION

        This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.01 par value, of Matrix Pharmaceutical, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Matrix for use at the special meeting of the stockholders of Matrix to be held on Thursday, March 28, 2002, at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555, at 10:00 a.m., local time.

THE PARTIES TO THE TRANSACTION

        Matrix was incorporated in California in February 1985 and reincorporated in Delaware in January 1992. Matrix develops novel local and systemic cancer treatments that may improve or extend the lives of people living with cancer. In the field of systemic cancer treatment, Matrix is developing tezacitabine (FMdC), a next-generation nucleoside analogue for the treatment of solid tumors and hematologic malignancies. Matrix has also conducted studies of IntraDose, a novel drug system designed to provide local control of solid tumors through direct injection while reducing the systemic side effects associated with intravenous chemotherapy.

        Manon is a Delaware corporation organized in connection with the tender offer and the merger and to date has engaged in no activities other than those incident to its formation and the commencement of the tender offer and the merger. Manon is a wholly owned subsidiary of Chiron.

        Chiron is a Delaware corporation with principal executive offices located at 4560 Horton Street, Emeryville, California 94608. Its telephone number at that address is (510) 655-8730. Chiron was incorporated in California in 1981 and was merged into a Delaware corporation in November 1986. Chiron is a biotechnology company that participates in three global healthcare businesses: biopharmaceuticals, vaccines and blood testing.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting is scheduled to be held at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555, on Thursday, March 28, 2002, beginning at 10:00 a.m., local time.

Matters to be Considered

        At the special meeting, Matrix stockholders will be asked to consider and vote upon the adoption of the merger agreement among Chiron, Matrix, and Manon. Approval of this merger proposal by the stockholders of Matrix is a condition to Matrix's participation in the merger.

        On January 6, 2002, the board of directors of Matrix (all of whom were unaffiliated with Chiron at that time) unanimously (i) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Matrix and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) recommended that Matrix's stockholders adopt the merger agreement.

        Our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

        Our Board of Directors has fixed the close of business on March 1, 2002 as the record date for the determination of the holders of Matrix's common stock entitled to notice of and to vote at the special meeting.

        Only holders of record of Matrix common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 26,577,939 shares of Matrix common stock outstanding and entitled to vote at the special meeting, held by approximately 218 stockholders of record, with each share entitled to one vote.

Quorum; Vote Required

        The presence, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum. Approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Matrix common stock outstanding on the record date. Because Manon owns in excess of 50% of the shares of Matrix and these shares will be present at the special meeting and voted in favor of the merger proposal, the approval of the merger is assured.

Voting And Revocation Of Proxies

        Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Matrix common stock represented by properly executed proxies received by Matrix and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxy cards. If instructions are not given, proxies will be voted FOR authorization of the merger proposal. However, brokers do not have discretionary authority to vote shares held in street name. Therefore, the failure of beneficial owners of shares held in street name to give voting instructions to brokers will result in broker non-votes. Broker non-votes, abstentions and the failure to vote will have the same affect as votes cast against authorization of the merger proposal.

        If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy and acting under the proxy will have discretion to vote on such matters in accordance with their best judgment. Because our by-laws require advance notice of any business to be properly transacted at a meeting of stockholders, our Board of Directors does not expect any other matters to be presented at the special meeting, and the persons named in the enclosed form of proxy will not use their discretionary authority to present any material matters not discussed in this proxy statement. In addition, we do not expect any changes to the terms of the merger proposal described in this proxy statement, and the persons named in the enclosed form of proxy will not use their discretionary authority to approve any changes to the merger proposal that are materially different than the terms of the merger proposal described in this proxy statement without giving stockholders an opportunity to change their vote.

        Any proxy card signed and returned by a stockholder may be revoked at any time before it is voted either by delivering to the Corporate Secretary of Matrix, at Matrix Pharmaceutical, Inc., 34700 Campus Drive, Fremont, California, 94555, written notice of such revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

        We will bear the costs of solicitation of proxies and the cost of preparing, printing and mailing this proxy statement in connection with the special meeting. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies from stockholders by telephone, telegram, personal interview or otherwise. Our directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with their solicitation of proxies. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Matrix common stock held of record by them, and such custodians will be reimbursed by us for their reasonable expenses.

        You should not send any stock certificates representing shares of Matrix common stock with your proxy. Instead, once the merger has been completed you will receive a separate mailing with instructions to mail your stock certificates with your letter of transmittal to the Paying Agent.

THE MERGER

Background of the Transaction

        Matrix filed its application for FDA approval of IntraDose on January 4, 2001. In the first quarter of 2001, Matrix initiated discussions with a select group of large biotechnology companies to explore a possible strategic transaction involving Matrix in order to hedge potential risk involved with IntraDose's FDA application. These discussions mainly focused on the commercial potential of IntraDose in the United States. One such company expressed an interest in acquiring Matrix. However, after further discussion and due diligence, that company decided not to pursue an acquisition because they decided that they could not tolerate any reasonable regulatory risks associated with the approval of IntraDose. In addition, after preliminary due diligence, the other companies decided not to pursue further discussions.

        On August 22, 2001, Ms. Lauren Miller of Chiron contacted Matrix expressing Chiron's interest in licensing tezacitabine. Matrix responded that its position on licensing tezacitabine would greatly depend upon the outcome of the FDA's advisory committee meeting on IntraDose scheduled for September 10.

        Matrix halted trading of its Common Stock on September 7 and 10 in anticipation of the FDA's decision on IntraDose. On September 10, 2001, the FDA's Oncology Division Advisory Committee unanimously rejected the approval of IntraDose. The September 11 terrorist attack resulted in the closing of the stock exchanges for four trading days. When the NASDAQ National Market re-opened for trading on September 17, the price of Matrix common stock dramatically declined, trading below $0.50 per share.

        Following the price drop of Matrix common stock, Matrix contacted several other biotechnology companies in late September and early October to explore the possibility of licensing tezacitabine or other strategic transactions with Matrix. On September 28, representatives of Chiron met with Mr. Casey and Ms. Fritzky to discuss a possible transaction. Four additional companies expressed interest and met with representatives of Matrix.

        Over several Matrix Board meetings that culminated in the November 1 meeting, the Matrix Board concluded that the best option for Matrix and its stockholders would be to explore the sale of Matrix. The Matrix Board instructed the management of Matrix to engage an investment bank to assist Matrix in facilitating a possible transaction, and the management then began discussions with several investment banks.

        The Matrix Board and management believed that a significant limitation on the selling price of Matrix was the low trading price of the shares, approximately $0.60 per share at that time. An effort was then made to attract new equity investors to Matrix in hopes of raising the Share price to increase the potential acquisition price. Through November and early December, Matrix initiated discussions with multiple equity investors about the possibility of purchasing Matrix common stock on the open market at the then current price level.

        During the same time period, Matrix attempted to move discussions with the potential licensees of tezacitabine towards an acquisition of Matrix or an all cash transaction for tezacitabine. In addition, Matrix re-initiated discussions with the large biotechnology companies with whom it had previously initiated discussions in the first quarter of 2001. Matrix also discussed the possibility of an all-stock acquisition transaction with a new party.

        On October 3, Matrix entered into a confidentiality agreement with Chiron. On October 19, Matrix met with representatives of Chiron to discuss and review tezacitabine. Chiron's due diligence with respect to Matrix and its business began on October 26 and continued through November and December.

        On December 7, 2001, the Chiron Board of Directors approved the acquisition of Matrix by Chiron, subject to final approval by a pricing committee established by the Chiron Board of Directors of the purchase price to be paid for Matrix, and authorized management of Chiron to negotiate the terms and conditions of the acquisition.

        On December 10, management updated the Matrix Board on the status of various discussions with potential acquirers. In addition, the Matrix Board approved management's recommendation to engage Banc of America Securities to act as financial advisor to Matrix in connection with a potential transaction involving Matrix.

        On December 12, Matrix received an offer in writing from Chiron pursuant to which Chiron offered to acquire all outstanding capital stock of Matrix on a fully diluted basis for $49 million in cash at a meeting attended by Mr. Craig Wheeler, Ms. Joyce Lonergan, Ms. Jessica Hoover and other representatives of Chiron. Mr. Casey, Mr. Pritchard, Ms. Fritzky and representatives from Banc of America Securities and Matrix's legal counsel were also present at the meeting.

        Matrix common stock had risen to $1.41 per share by this date. After the receipt of Chiron's offer, Matrix then solicited competing bids from other potential acquirers and received an oral indication of interest from one such company for over $50 million for tezacitabine. In addition, during the week of December 17, Banc of America Securities began to contact new prospective purchasers to determine their interest in a possible transaction.

        On December 17, management discussed these offers with the Matrix Board. On December 18, Mr. Pritchard and Ms. Fritzky met with representatives of Chiron and communicated that the Matrix Board believed that Chiron's offer was inadequate. Between December 18 and December 21, the parties continued to negotiate the purchase price for Matrix.

        On December 21, Mr. Wheeler telephoned Mr. Casey and indicated that Chiron would be willing to offer $61 million for Matrix. The next day, Matrix received from Chiron a draft of the merger agreement. On December 26, Matrix provided Chiron with its initial comments to the merger agreement.

        Representatives of Chiron and Matrix then worked through the end of December into early January to reach a definitive agreement. Through this period, the other prospective acquirers declined interest in Matrix at the levels discussed by Chiron and Matrix. By the evening of January 5, the terms and conditions of the merger agreement were substantially final.

        On January 6, 2002, at a special meeting of the Matrix Board, management reported on the status of negotiations with respect to the proposed tender offer and merger and other matters. Representatives of Pillsbury Winthrop LLP reviewed the proposed terms of the draft merger agreement with the Matrix Board. Banc of America Securities reviewed its financial analysis with respect to the proposed tender offer and merger and delivered an oral opinion to the Matrix Board, subsequently confirmed in writing, that, as of January 6, 2002 and subject to and based upon the considerations in its opinion, the cash consideration to be received by Matrix's stockholders pursuant to the tender offer and the merger was fair, from a financial point of view, to such stockholders as of such date. After consideration of these presentations and its prior deliberations, the Matrix Board unanimously approved the tender offer, the merger and the merger agreement, authorized management to complete and execute the merger agreement and the transactions contemplated therein and recommended that Matrix's stockholders accept the tender offer and tender their shares in the tender offer. In addition, the pricing committee of the Chiron Board of Directors approved the purchase price of $61 million for

Matrix on January 6, 2002. On January 6, 2002, Matrix and Chiron executed the merger agreement and on the morning of January 7, Matrix and Chiron publicly announced the transaction.

        On January 14, 2002, Chiron filed with the SEC a Schedule TO and commenced the tender offer, and Matrix filed with the SEC a Schedule 14D-9 responding to the Schedule TO.

        On February 20, 2002, Chiron announced that it had accepted for payment all Matrix shares tendered into the tender offer. Such shares represent approximately 86% of the outstanding shares of Matrix.

        On February 22, 2002, Julius L. Pericola, Marvin E. Jaffe, Eric K. Brandt and Stephen B. Howell resigned from the Matrix Board. As required by the merger agreement, the remaining directors, Michael D. Casey and Bradley G. Lorimier, approved an decrease in the size of the Matrix Board to five members and appointed Manon designees James R. Sulat, William G. Green and Craig Wheeler to the Matrix Board.

Reasons of Matrix for the Merger

        In making the determination and recommendation described below, the Matrix Board considered the opportunity the merger would provide to secure a premium for stockholders over recent market prices of Matrix common stock. In comparing this premium with the return on stockholders' investment believed to be achievable through future appreciation of Matrix common stock if Matrix remained independent, the Matrix Board considered various factors affecting Matrix's future financial performance and prospects. These factors included:

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  Matrix's ability to raise additional capital in order to complete clinical trials for and market its products and the impact of potential dilution on existing stockholders;

  •
  Matrix's ability to service its debt obligations; and

  •
  Matrix's financial condition in light of the disapproval of IntraDose by the FDA.

In the course of its deliberations, the Matrix Board considered, among other things:

  •
  Matrix's business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Matrix common stock;

  •
  the tender offer price to be received by the holders of Matrix common stock in the tender offer and the merger and a comparison of comparable business combination transactions;

  •
  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

  •
  the alternatives to the tender offer and the merger available to Matrix;

  •
  the fact that Matrix had contact with several alternative parties to discuss a possible acquisition and none of these parties made an acceptable offer;

  •
  the fact that Manon will only pay cash consideration for the shares of Matrix common stock, thus eliminating any uncertainties in valuing the consideration to be received by Matrix's stockholders;

  •
  the possibility that the tender offer or the merger might not be completed and the effect of the public announcement of the tender offer and merger on Matrix's stock price;

  •
  the financial effect of the merger; and

  •
  the opinion of Banc of America Securities that, as of January 6, 2002, and subject to and based upon the considerations in its opinion, the cash consideration to be received by Matrix's stockholders pursuant to the tender offer and the merger was fair, from a financial point of view, to such stockholders as of such date. The written opinion of Banc of America Securities is attached as Annex B to this proxy statement and should be read carefully and in its entirety.

        The Matrix Board concluded that the potential benefits of the merger outweigh the potential negative factors considered.

        The discussion above sets forth the material information and factors considered by the Matrix Board in consideration of the tender offer, the merger and the merger agreement. In view of the wide variety of factors considered, the Matrix Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to unanimously recommend that Matrix's stockholders tender their shares pursuant to the tender offer and approve the merger agreement and the contemplated transactions thereby was made after consideration of all of the factors as a whole. In addition, individual members of the Matrix Board may have given different weights to different factors.

Reasons of Chiron for the Merger

        Chiron's reason for engaging in the merger is to increase its ownership of Matrix from 85% to 100%. The acquisition of the shares of Matrix common stock was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of Matrix from Matrix's public stockholders to Chiron and to provide those stockholders with cash for all of their shares.

Recommendation of Our Board of Directors

        On January 6, 2002, the Board of Directors of Matrix (all of whom were unaffiliated with Chiron at that time) unanimously (i) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Matrix and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) recommended that Matrix's stockholders adopt the merger agreement.

Opinion of Matrix's Financial Advisor

        On December 11, 2001, Matrix retained Banc of America Securities to act as its financial advisor in connection with a potential transaction and to evaluate the fairness, from a financial point of view, to holders of Matrix common stock of the consideration to be provided for in that transaction. Banc of America Securities is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements, and for estate, corporate and other purposes. Matrix selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the tender offer and merger and its reputation in, and familiarity with, the healthcare industry.

        On January 6, 2002, at a meeting of the Matrix Board held to evaluate the tender offer and merger, Banc of America Securities delivered to the Matrix Board its oral opinion, subsequently confirmed in writing, that, as of that date, and based on and subject to the matters described in the opinion, the cash consideration provided for in the tender offer and merger was fair, from a financial point of view, to holders of Matrix common stock.

        The full text of Banc of America Securities' written opinion to the Matrix Board which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement, and is incorporated into this proxy statement by reference. Holders of Matrix common stock are encouraged to, and should, read the opinion carefully and in its entirety. The following summary of Banc of America Securities' opinion is qualified in its entirety by reference to the full text of the opinion.

        Banc of America Securities' opinion is addressed to the Matrix Board and relates only to the fairness of the cash consideration provided for in the tender offer and merger, from a financial point of view, to holders of Matrix common stock. Banc of America Securities' opinion does not address any other aspect of the tender offer and merger or any related transaction and does not constitute a recommendation to any stockholder as to how the stockholders of Matrix should vote at the stockholders' meeting held in connection with the merger.

        In arriving at its opinion, Banc of America Securities:

  •
  reviewed certain publicly available financial statements and other business and financial information of Matrix;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Matrix;

  •
  analyzed certain financial forecasts prepared by the management of Matrix;

  •
  discussed the past and current operations, financial condition and prospects of Matrix with senior executives of Matrix;

  •
  reviewed the reported prices and trading activity for Matrix common stock;

  •
  compared the financial performance of Matrix and the prices and trading activity of Matrix common stock with that of certain other publicly traded companies which Banc of America Securities deemed relevant;compared certain financial terms of the tender offer and merger to financial terms, to the extent publicly available, of certain other business combination transactions which Banc of America Securities deemed relevant;

  •
  participated in discussions and negotiations among representatives of Matrix and Chiron and their advisors;

  •
  reviewed the merger agreement dated January 6, 2002 and certain related documents, including the exhibits and schedules thereto; and

  •
  performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

        Banc of America Securities did not assume any responsibility for verifying the accuracy or completeness of any of the financial or other information (including the information listed above) that it reviewed for purposes of its opinion. Instead, Banc of America Securities relied on the assumption that such information was accurate and complete. Banc of America Securities also made the following assumptions without independent verification or investigation:

  •
  that the financial forecasts for Matrix have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Matrix;

  •
  that the definitive merger agreement is identical in all material respects to the January 6, 2002 merger agreement reviewed by Banc of America Securities; and

  •
  that the tender offer and merger will be completed as provided in the January 6, 2002 merger agreement reviewed by Banc of America Securities, with full satisfaction of all covenants and conditions and without any waivers thereof.

        In addition, Banc of America Securities was not requested by Matrix to make, and did not make or receive, any independent valuation or appraisal of the assets or liabilities of Matrix.

        Banc of America Securities' opinion was necessarily based on financial, economic, market and other conditions in effect on, and the information made available to it as of, the date of its opinion. Banc of America Securities expressly disclaimed any obligation to update, revise or reaffirm its opinion to reflect any developments following the date of its opinion.

        The following summary is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, the preparation of a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Banc of America Securities made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Banc of America Securities believes that selecting portions of its analyses and factors considered or focusing on the information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, would create an incomplete view of the process underlying its analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described below. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described below should not be interpreted as Banc of America Securities' view of the actual value of Matrix.

        In performing its analyses, Banc of America Securities considered industry performance, regulatory matters, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Matrix and Chiron. The estimates contained in Banc of America Securities' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the cash consideration in the tender offer and merger and were provided to the Matrix Board in connection with the delivery of Banc of America Securities' opinion. The analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies or businesses might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, the analyses and estimates used by Banc of America Securities in arriving at its opinion are inherently subject to substantial uncertainty.

        Historical Stock Trading Analysis.    Banc of America Securities reviewed the average closing price for shares of Matrix common stock for the one-week, one-month and three-month periods ending on January 4, 2002, and the closing price of Matrix common stock on January 4, 2002 and the period beginning on September 17, 2001 and ending on December 1, 2001. This analysis indicated that the consideration of $2.21 in cash per share of Matrix common stock to be received by holders of Matrix common stock in the tender offer and merger represented:

  •
  a discount of 14.5% to the closing sale price of Matrix common stock on January 4, 2002;

  •
  a premium of 11.6% to the average closing sale price of Matrix common stock for the one-week period ending on January 4, 2002;

  •
  a premium of 50.2% to the average closing sale price of Matrix common stock for the one-month period ending on January 4, 2002;

  •
  a premium of 111.4% to the average closing sale price of Matrix common stock for the three-month period ending on January 4, 2002; and

  •
  a premium of 176.8% to the average closing sale price of Matrix common stock for the period beginning on September 17, 2001 and ending on December 1, 2001.

        Analysis of Selected Public Companies.    Banc of America Securities compared selected financial, operating and stock market data of Matrix to corresponding data of the following publicly traded companies in the biotechnology and specialty pharmaceutical industries:

Ariad Pharmaceuticals
Collateral Therapeutics
Onyx Pharmaceuticals, Inc.
Vion Pharmaceuticals, Inc.

        These companies were chosen for comparison because their products, stage of development and time to profitability were deemed comparable to Matrix by Banc of America Securities. Based on public and other available information for each company, Banc of America Securities calculated enterprise value, which Banc of America Securities defined as diluted equity market value, plus total debt, less cash and cash equivalents, as a multiple of estimated revenue for calendar year 2010. Estimated calendar year 2010 revenues for the selected companies were based on selected Wall Street research analyst estimates. Equity values were calculated based on closing stock prices on January 4, 2002. The selected companies had enterprise value / 2010 revenue multiples as follows:

Enterprise Value/2010 Revenue Multiples:
Mean	0.09x
Median	0.10x

        Banc of America Securities applied a range of multiples derived from this analysis to Matrix's 2010 estimated revenues (per management's projections). This analysis implied a per share equity reference range for Matrix of $0.80 to $1.20; this compares to the cash consideration of $2.21 per share in the tender offer and merger.

        Analysis of Premiums Paid in Selected Acquisitions.    Using publicly available information, Banc of America Securities reviewed the purchase prices, transaction premiums and mean and median percentages with respect to premiums paid in 23 public acquisition transactions in the biotechnology and specialty pharmaceuticals industries announced since October 1998. The selected transactions are as follows:

Announcement Date	Acquiror	Target
12/17/01	Amgen, Inc.	Immunex Corporation
12/6/01	Millenium Pharmaceuticals	Cor Therapeutics, Inc.
12/3/01	MedImmune Inc.	Aviron Inc.
4/1/01	Vertex Pharmaceuticals	Aurora Biosciences Corp.
4/24/01	Antigenics, Inc.	Aronex Pharmaceuticals Inc.
12/11/00	Shire Pharmaceuticals Group plc	BioChem Pharma, Inc.
10/16/00	Corixa Corporation	Coulter Pharmaceutical Inc.
9/11/00	Genzyme Corp.	GelTex Pharmaceuticals Inc
8/21/00	Antigenics, Inc.	Aquila Biopharmaceuticals Inc.
8/14/00	Chiron Corporation	Pathogenesis Corp.
7/17/00	Cephalon, Inc.	Anesta Corp.
6/26/00	Baxter International Inc.	North American Vaccine
3/6/00	ELAN Corp plc	The Liposome Company
12/1/99	Insmed Incorporation	Celtrix Pharmaceuticals Inc.
11/29/99	Endo Pharmaceuticals Holdings Inc.	Algos Pharmaceutical Corp.
10/15/99	Millenium Pharmaceuticals	Leukosite Inc.
9/22/99	Medimmune Inc.	US Bioscience Inc.
7/21/99	Johnson & Johnson	Centocor Inc.
6/15/99	Pharmacia & Upjohn Inc.	SUGEN Inc.
3/1/99	Gilead Sciences, Inc.	NeXstar Pharmaceuticals Inc.
1/26/99	Warner-Lambert Co.	Agouron Pharmaceuticals Inc.
10/19/98	SkyePharma plc	DepoTech Corp.
10/5/98	ALZA Corporation	SEQUUS Pharmaceuticals, Inc.

        For each of these acquisitions, Banc of America Securities reviewed the premium paid over the acquired company's stock price one week, one month and three months prior to announcement of the transaction. Banc of America Securities applied the mean and median premiums of the acquired companies' stock price one-week, one-month and three-months prior to announcement to the average closing stock price of Matrix for the one-week, one-month and three-month periods ending January 4, 2002 and to the Matrix share price one-week, one-month and three-months prior to January 4, 2002 to determine an equity reference range for Matrix common stock. All information related to purchase prices, transaction premiums and mean and median percentages with respect to premiums paid in the transactions described above were derived from financial information publicly available at the time of the announcement of the relevant transaction. This results of this analysis were as follows:

	One Week Prior to Announcement	One Month Prior to Announcement	Three Months Prior to Announcement
Mean Premium	44.9%	49.0%	72.9%
Median Premium	34.6%	41.4%	71.1%
Equity Reference Range for Matrix common stock	$2.15 - $2.90	$1.55 - $2.20	$1.20 - $1.80

        These results compare to the cash consideration of $2.21 in the tender offer and merger.

        No company, transaction or business used in the selected public companies and the selected acquisitions comparisons is identical to Matrix or this transaction. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which Matrix and this transaction are being compared.

        Discounted Cash Flow Analysis.    Banc of America Securities performed a discounted cash flow analysis in order to estimate the present value of the sum of Matrix's estimated future stand-alone, unlevered, after-tax free cash flows plus its terminal value, which was derived from estimated calendar year 2010 EBIT (earnings before interest and taxes) with exit multiples ranging from 23.0x to 33.0x 2010 EBIT. Banc of America Securities performed its analysis for Matrix using three scenarios:

  •
  management's projected financial results, referred to in this description as the Management case;

  •
  the Management case based on normalized 2010 EBIT; and

  •
  the Management case without probability weighting.

        All three cases used management estimates to conduct the analysis. In the Management case based on normalized 2010 EBIT, Banc of America Securities adjusted estimated 2010 research and development as a percent of sales to 25% for the purposes of calculating the terminal value. In the Management case and the Management case based on normalized 2010 EBIT, Banc of America Securities assumed discount rates ranging from 18.0% to 22.0% and multiples of terminal year 2010 estimated EBIT ranging from 23.0x to 33.0x. In the Management case without probability weighting, Banc of America Securities assumed discount rates ranging from 45% to 55% and multiples of terminal year 2010 estimated EBIT ranging from 23.0x to 33.0x. This analysis indicated an implied per share equity reference range for Matrix as follows:

Equity Reference Range for Matrix
Management Case	$0.05 - $0.50
Management Case based on Normalized 2010 EBIT	$1.70 - $2.65
Management Case without Probability Weighting	$1.50 - $3.00

        These results compare to the cash consideration of $2.21 per share in the tender offer and merger.

        The type and amount of the cash consideration payable in the tender offer and merger were determined through negotiations between Chiron and Matrix and were approved by the Matrix Board. The decision to enter into the merger agreement was solely that of the Matrix Board. Banc of America Securities' opinion and the financial analyses described above were only one of a number of factors considered by the Matrix Board in its evaluation of the tender offer and merger and should not be viewed as determinative of the views of the Matrix Board or its management with respect to the tender offer and merger or the cash consideration.

        Pursuant to the engagement letter between Banc of America Securities and Matrix, Banc of America Securities provided financial advisory services in connection with the tender offer and merger, and Matrix paid to Banc of America Securities a customary fee, a substantial portion of which was conditioned on the completion of the tender offer, and agreed to reimburse Banc of America Securities for its expenses incurred in performing its services. In addition, Matrix has agreed to indemnify Banc of America Securities and its affiliates, directors, officers, agents and employees and each person, if any, controlling Banc of America Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Banc of America Securities' engagement.

        In the past, Banc of America Securities or its affiliates have provided financial advisory and financing services for Matrix and Chiron and have received fees for the rendering of these services. Bank of America, N.A., an affiliate of Banc of America Securities, is an agent and lender on Chiron's credit facility. In the ordinary course of Banc of America Securities' and its affiliates' business, Banc of

America Securities and its affiliates may actively trade the debt and equity securities of Matrix and Chiron for their own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at anytime hold long or short positions in such securities.

Interests of Officers and Directors in the Transaction

        Certain members of Matrix's management and the Matrix Board may be deemed to have interests in the transactions contemplated by the merger agreement that are in addition to their interests as stockholders of Matrix and option holders generally. The Matrix Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

        Mr. Casey, Mr. Pritchard, Mr. Lucas and Ms. Fritzky and certain other officers of Matrix are each a party to a change in control agreement with Matrix. A "change in control" for purposes of the change in control agreements occurred on the acceptance by Manon of the shares tendered in the tender offer.

        Under the change in control agreements, change in control benefits generally become payable upon a "change in control" or if, within 18 months following a "change in control," the officer is involuntary terminated by Matrix (which includes voluntary terminations by the officer following (1) a change in the officer's position which materially reduces his/her duties and responsibilities or the level of management to which he/she reports, (2) a reduction of ten percent or more of the officer's compensation, or (3) a change in the officer's place of employment which is more than 50 miles from his/her current place of employment). Mr. Casey's benefits become payable upon a "change in control" and are not subject to the condition of termination of employment. Generally, the principal benefits to be provided to each officer upon a "change in control," or upon an involuntary termination of employment (except for Mr. Casey) following a "change in control", as the case may be, are (a) salary continuation payments on a bi-weekly interval equal to 18 months (24 months in the case of Mr. Casey) base salary following such involuntary termination, (b) a lump-sum payment equal to 6 months base salary (two times the prior year annual bonus in the case of Mr. Casey) upon the completion of a "change in control," (c) certain loan forgiveness in the case of Mr. Casey upon the completion of a "change in control" and (d) certain other benefits, including immediate vesting of all unvested options to be exercised prior to the effective time or such options will be cancelled thereafter.

        The change in control benefits (salary continuation, lump-sum payment and any other benefits) that have been paid or will be paid, as the case may be, to Mr. Casey, Mr. Pritchard, Ms. Fritzky and Mr. Lucas if their employment is terminated (except for Mr. Casey) in accordance with the terms of their respective change in control agreement are approximately $1,584,892, $570,983, $438,733 and $392,582 respectively.

        The merger agreement provides that from and after the acceptance date of the tender offer, each of Chiron and Matrix and, from and after the effective time of the merger, Matrix, will (1) to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of Matrix against all losses, expenses, claims, damages, liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger and (2) advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advance under the circumstances contemplated by the Delaware General Corporation Law, all as permitted pursuant to Matrix's certificate of incorporation and by-laws, the Delaware General Corporation Law or indemnification agreements in effect on the date of the merger agreement. The rights of each indemnified party under the merger agreement will be in addition to, and not in limitation of, any other rights such indemnified party may have under Matrix's certificate of incorporation and by-laws, the Delaware General Corporation Law or indemnification agreements in effect on the date of the merger agreement.

        For a period of five years after the effective time of the merger, Chiron will cause to be maintained in effect the current (or comparable) policies of directors' and officers' liability insurance maintained by Matrix and its subsidiary with respect to matters arising on or before the effective time of the merger. However, if the existing current policies expire, are terminated or cancelled during such five-year period, Chiron will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid by Matrix as of the date of the merger agreement.

Completion and Effectiveness of Merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the stockholders of Matrix. Except for stockholder approval, all other conditions to the merger have, to date, been satisfied. So long as no judgment, injunction, order or decree of a court or other governmental entity is in effect making the merger illegal or otherwise restraining or prohibiting the consummation of the merger, the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We intend to complete the merger as promptly as possible following the special meeting.

Certain Federal Income Tax Considerations

        The exchange of Matrix common stock for cash pursuant to the merger will be a taxable transactions for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 20%.

        The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting with Manon as the acquiror.

Regulatory Approvals

        Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has been granted in connection with the acquisition of Matrix by Chiron and Manon. Matrix does not believe that any other material regulatory approvals, filings or notices are required by Matrix in connection with the merger, other than filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, even if the merger is approved by the holders of the requisite number of shares of Matrix common stock, you are entitled to exercise appraisal rights and obtain payment of the "fair value" for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

  •
  You must hold shares in Matrix as of the date you make your demand for appraisal rights and continue to hold shares in Matrix through the effective date of the merger.

  •
  You must deliver to Matrix a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

  •
  You must not have voted in favor of adoption of the merger agreement.

        If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the Delaware General Corporation Law, you will have no appraisal rights with respect to your shares. See Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Annex C.

        The address for purposes of making an appraisal demand is:

    Matrix Pharmaceutical, Inc.
    c/o William G. Green
    Chiron Corporation
    4560 Horton Street
    Emeryville, CA 94608-2916

        Only a holder of record of shares of Matrix common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Matrix common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Matrix common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Matrix common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of Shares as to which the demand is made. Where no shares of Matrix common stock are expressly mentioned, the demand will be presumed to cover all shares of Matrix common stock held in the name of such record holder.

        A demand for the appraisal of shares of Matrix common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

        An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter with the approval of Matrix. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $2.21 cash payment per share referred to above, without interest.

        Within 120 days after the effective time of the merger (the "120-Day Period"), any former stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such stockholders being referred to collectively as the "Dissenting Stockholders") and Matrix each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the fair value of the shares held by all of the Dissenting

Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the payment of $2.21 cash per share, without interest, referred to above. Matrix is not obligated to, and it is not currently expected that Matrix will, file such a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to Matrix, to receive from Matrix a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

        Upon the filing of the Petition, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to Matrix and all of the Dissenting Stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as may be determined by the Delaware Court. The costs relating to these notices will be borne by Matrix.

        If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders are entitled to an appraisal of their shares. The Delaware Court may require Dissenting Stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

        After determination of the Dissenting Stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such Dissenting Stockholders at their fair value as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is so determined, the Delaware Court will direct the payment by Matrix of such value, with interest thereon if the Delaware Court so determines, to the Dissenting Stockholders entitled to receive the same, upon surrender to the Surviving Corporation by such Dissenting Stockholders of the certificates representing such shares.

        In determining fair value, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court, in quoting Tri-Continental Corp. v. Battye, stated that, in making this determination of fair value, the Delaware Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In addition, the Delaware Supreme Court stated that elements of future value "which are known or susceptible of proof as of the day of the merger and not the product of speculation" may be considered, other than elements of future value arising from the accomplishment or expectation of the merger. The value so determined could be more than, less than, or equal to the price paid pursuant to the merger.

        The Delaware courts may also, on application (i) assess costs among the parties as the Delaware courts deem equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

        Dissenting stockholders generally are permitted to participate in the appraisal proceedings. No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

        From and after the effective time of the merger, former holders of Matrix common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

        The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to the text of Section 262 of the Delaware General Corporation Law which is set forth in its entirety in Annex C hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

CHANGE OF CONTROL

        On February 20, 2002, Manon accepted for payment all of the shares of Matrix common stock validly tendered in its tender offer at an aggregate purchase price of approximately $50 million using funds provided to Manon by Chiron, as described below in "Source and Amount of Funds." Consequently, Chiron, as the sole owner of Manon, may be deemed to own beneficially an aggregate of 22,618,318 shares, or approximately 85% of the outstanding shares of common stock of Matrix. Pursuant to the merger agreement, Manon was entitled, upon purchase of and payment for shares under the tender offer, to designate such number of directors to the Board of Directors of Matrix as would give Manon representation proportionate to its ownership interest. Pursuant thereto, Julius L. Pericola, Marvin E. Jaffe, Eric K. Brandt and Stephen B. Howell resigned from their positions on the Matrix Board. Effective February 20, 2002, James R. Sulat, William G. Green, and Craig Wheeler were appointed to the Matrix Board. On the same day, a board resolution decreased the number of directors from six to five.

SOURCE AND AMOUNT OF FUNDS

        Manon estimates that the total amount of funds required to purchase all of the outstanding shares of Matrix common stock pursuant to the merger and to pay related fees and expenses will be approximately $8.6 million. Chiron will finance the merger with existing cash. As Chiron has immediate access to such cash, Chiron does not have, and does not believe that it needs, an alternative financing plan.

THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement. This summary is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement which is included as Annex A to this proxy statement.

        The Merger.    The merger agreement provides that following the receipt of any required approval by Matrix's stockholders of the merger agreement and the satisfaction or waiver of certain other conditions, at the effective time of the merger Manon will be merged into Matrix. In the merger, each issued and outstanding share (other than shares held by Manon or Matrix and other than shares held by dissenting Matrix stockholders immediately prior to the effective time of the merger) shall be converted into the right to receive from the surviving corporation in cash, without interest, the tender offer price of $2.21 per share, without interest.

        Conditions to the Merger.    The respective obligations of each party to effect the merger are subject to the satisfaction or waiver prior to the effective time of the merger of the following conditions:

          (1)  the merger agreement and the merger shall have been approved and adopted by the requisite vote of the stockholders of Matrix, if required by the Delaware General Corporation Law;

          (2)  no judgment, injunction, order or decree of a court or any governmental or regulatory authority, agency, commission or other entity, domestic or foreign of competent jurisdiction shall be in effect which has the effect of making the merger illegal or otherwise restraining or prohibiting the consummation of the merger; provided, however, that no party may rely on this condition if it is in breach of its covenant to use all commercially reasonable efforts to consummate and make effective the transactions contemplated by the merger agreement and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect; and

          (3)  any waiting period applicable to consummation of the merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated and all approvals required under any applicable foreign antitrust laws before consummation of the merger shall have been obtained, except in the case for such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Chiron Material Adverse Effect or a Matrix Material Adverse Effect or to provide a reasonable basis to conclude that the parties to the merger agreement or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability. "Chiron Material Adverse Effect" means any material adverse effect on the financial condition, properties, business, prospects or results of operation of the Chiron and its subsidiaries taken as a whole. "Matrix Material Adverse Effect" means (i) any change or event that has a material adverse effect on the financial condition, properties, business or results of operations of Matrix and its subsidiary taken as a whole which could reasonably be expected to result in aggregate losses, damages, diminutions in value, judgments, orders, decrees, awards, penalties or fines of $6 million or more or (ii) any change or event that, individually or in the aggregate, has a material adverse effect on the prospects of the business of Matrix and its subsidiary related to its tezacitabine program.

        Termination of the Merger Agreement.    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the stockholders of Matrix):

          (1)  by mutual written consent of Matrix and Chiron (which consent, in the case of Matrix, must be approved by the directors who are neither employees of Matrix nor designees of Chiron);

          (2)  by either Chiron or Matrix if any governmental entity shall have issued an order, injunction or other decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the merger agreement pursuant to this paragraph shall have used its commercially reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of its covenant to use all commercially reasonable efforts to consummate and make effective the transactions contemplated by the merger agreement.

        Amendment of the Merger Agreement.    The merger agreement may be amended by Chiron, Manon and Matrix by action taken or authorized by their respective boards of directors at any time before or after Matrix stockholders approve the merger proposal; provided that no amendment may be made which decreases the merger consideration and any amendment will require the concurrence of a majority of the directors of Matrix then in office who neither were designated by Chiron nor are employees of Matrix. After the approval of Matrix stockholders has been obtained, no amendment may be made that by law requires the further approval of Matrix stockholders without the further approval of such stockholders.

        Treatment of Options.    At the effective time of the merger, each holder of options to purchase shares of Matrix common stock issued and outstanding immediately prior to the effective time of the merger shall be entitled to receive, in full satisfaction of each such option, cash in an amount equal to the product of (A) the excess, if any, of the merger consideration over the exercise price per share thereof and (B) the number of shares of Matrix's common stock subject to such option and (ii) in accordance with the terms of Matrix's stock option plans and without any action on the part of the holder thereof, each option not eligible for the payment under clause (i) above shall be cancelled and shall become null and void.

        Matrix shall make the payment to holders of options as soon as reasonably practicable following the effective time of the merger, but in no event later than five business days following the effective time of the merger.

        Indemnification of Officers and Directors.    Each of Chiron and Matrix and, from and after the effective time of the merger, the surviving corporation of the merger between Manon and Matrix shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the present and former officers, directors and employees of Matrix against all losses, expenses (including reasonable attorneys fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger and shall also advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the Delaware General Corporation Law, all as required or permitted pursuant to the certificate of incorporation, by-laws, Delaware General Corporation Law or indemnification agreements, as in effect as of the date of the merger agreement.

        For a period of five years after the effective time of the merger, Chiron shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Matrix (provided that Chiron may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Chiron's directors and officers) with respect to matters arising on or before the effective time of the merger; provided, however, that if the existing current policies expire, are terminated or cancelled during such five-year period, Chiron will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid by Matrix as of the date of the merger agreement.

        Treatment of Employee Benefits.    In the merger agreement, Chiron has acknowledged that the transactions contemplated by the merger agreement shall constitute a "change of control" under Matrix's employee benefit plans, as applicable.

        Composition of the Board of Directors.    The directors of Manon immediately prior to the effective time of the merger will be the directors of the surviving corporation of the merger after the effective time of the merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        The Confidentiality Agreement.    On October 3, 2001, Matrix and Chiron entered into a confidentiality agreement pursuant to which Matrix and Chiron agreed to furnish to the other party on a confidential basis certain information concerning their respective businesses in connection with the evaluation of a possible transaction between Chiron and Matrix. The confidentiality agreement also contains customary standstill provisions. The foregoing summary of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement, which has been filed as an exhibit to the Schedule TO filed by Chiron and Manon.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to Matrix with respect to the beneficial ownership of its common stock as of March 1, 2002 by (i) each person known by Matrix to be a beneficial owner of five percent or more of Matrix's common stock, (ii) each of Matrix's current directors and executive officers and (iii) all current directors and executive officers as a group.

Name and Address Outstanding	Number of Shares(1)	Percent of Total Shares
Manon Acquisition Corp.(2) 4560 Horton Street Emeryville,CA 94608-2916	22,618,318	85.10%
Michael D. Casey(3)	1,075,000	4.04%
Ronald P. Lucas(3)	180,000	*
Bradley G. Lorimier(3)	63,000	*
David Pritchard(3)	250,000	*
Jeanette Fritzky(3)	195,000	*
Richard D. Leavitt, M.D.(3)(4)	419,451	1.58%
James R. Sulat	0	0.0
William G. Green	0	0.0
Craig Wheeler	0	0.0
All current directors and executive officers as a group (9 persons)	1,969,250	7.41%

*
Less than one percent.

(1)
Computed on the basis of 26,577,939 shares of common stock outstanding (excluding treasury stock) as of March 1, 2002. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act of 1934.

(2)
Manon is 100% owned by Chiron.

(3)
The amounts shown include shares which may be acquired currently or within 60 days after March 1, 2002, through the exercise of stock options, as follows: Mr. Casey, 1,075,000 shares; Mr. Lorimier, 63,000 shares; Mr. Pritchard, 250,000 shares; Ms. Fritzky, 195,000 shares; Mr. Leavitt, 261,345 shares; and Mr. Lucas, 180,000 shares. Upon consummation of the merger, each such person shall be entitled to receive, in full satisfaction of each such option, cash in an amount equal to the product of (1) the excess, if any, of $2.21 over the exercise price per share subject to such option and (2) the number of shares subject to such option.

(4)
Dr. Leavitt resigned as an officer of Matrix as of December 31, 2001 and currently acts as a consultant to Matrix. The number of shares listed for Dr. Leavitt is as of December 31, 2001.

        To Matrix's knowledge, each beneficial owner of more than 10% of the Matrix's capital stock filed all reports and reported all transactions on a timely basis with the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and the Company.

OTHER MATTERS

        Matrix knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Matrix Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

MATRIX PHARMACEUTICAL, INC.,

CHIRON CORPORATION,

and

MANON ACQUISITION CORP.

Dated as of January 6, 2002

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of January 6, 2002 (this "Agreement"), by and among Chiron Corporation, a Delaware corporation ("Parent"), Manon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Matrix Pharmaceutical, Inc., a Delaware corporation (the "Company").

        WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance thereof, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement (the "Offer")) to purchase all the outstanding shares of common stock, par value $0.01, of the Company (the "Company Common Stock"), at a purchase price per share of $2.21, calculated assuming total consideration to be paid by Parent of $61 million for all shares of Company Common Stock determined on a fully diluted basis (such price, or any greater amount paid per share of Company Common Stock pursuant to the Offer, herein referred to as the "Offer Price"), net to the seller in cash, without interest on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined in Section 2.08(d)), shall be converted into the right to receive the price per share paid pursuant to the Offer; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

        Section 1.01.    The Offer.

        (a)  Subject to the conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with its terms pursuant to Article VI hereof and none of the events set forth in paragraphs (a) through (f) of Exhibit A hereto shall have occurred or be existing, as promptly as reasonably practicable, but in no event later than six business days after the date of the public announcement of this Agreement Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) change or waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided below in this Section 1.01(a), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common

Stock. Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, (A) extend the Offer for one or more periods of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes are necessary to cause the conditions of the Offer set forth herein to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (C) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Tender Condition has been satisfied but fewer than 90% of the shares of the Company Common Stock have been validly tendered and not withdrawn. Parent and Merger Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer, then Merger Sub shall from time to time and on each such occurrence extend the Offer for a period of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes is necessary to cause the conditions of the Offer set forth herein to be satisfied until such conditions are satisfied or waived, provided that, so long as Parent and Merger Sub shall have complied with their obligations under this Agreement, Merger Sub shall not be required to extend the Offer beyond the Drop Dead Date (as defined in Section 6.01(b)). Merger Sub may, with the written consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following its acceptance for payment of shares of Company Common Stock in the Offer. Parent and Merger Sub agree that if the transaction contemplated by Section 4.16 with respect to the Company's San Diego facility has not been consummated on or prior to any scheduled expiration date of the Offer, then Merger Sub shall extend the Offer for seven calendar days; provided that Merger Sub shall have no obligation to so extend the Offer more than once. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and purchase all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law.

        (b)  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, and cause to be disseminated to the Company's stockholders, as and to the extent required by applicable Federal securities laws, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Merger Sub shall provide to the Company and its counsel in writing any written comments (and orally, any oral comments), Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

        (c)  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

        Section 1.02.    Company Actions.

        (a)  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's board of directors described in Section 3.01(b)(ii).

        (b)  Subject to Section 4.02(d), on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") containing the recommendations referred to in Section 3.01(b)(ii) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Parent and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent and its counsel prior to responding to such comments.

        (c)  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

        Section 1.03.    Directors of the Company.    Promptly upon the purchase of and payment for shares of Company Common Stock by Merger Sub or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares of Company Common Stock so purchased and paid for, plus any shares beneficially owned by Parent or its affiliates on the date of such purchase and payment, bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon request of Parent, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors, the board of directors of the Subsidiary (as defined in Section 3.01(m)) of the Company and each committee of such board (to the extent of the Company's ability to elect such persons). Notwithstanding the foregoing, if shares of Company Common Stock are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company.

        (a)  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.02, including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

        (b)  Following the election of Parent's designees to the Company's Board of Directors pursuant to this Section 1.03, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company (the "Independent Director Approval").

ARTICLE II

THE MERGER

        Section 2.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged (the "Merger") with and into the Company at the Effective Time (as defined in Section 2.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

        Section 2.02.    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article V (other than those conditions to be satisfied or waived at the Closing), at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 2.03.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        Section 2.04.    Effects of The Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 2.05.    Certificate of Incorporation and By-Laws.

        (a)  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the certificate of incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Matrix Pharmaceutical, Inc." and shall contain indemnification provisions consistent with the obligations set forth in Section 4.10.

        (b)  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that the by-laws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in Section 4.10.

        Section 2.06.    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.07.    Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.08.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

        (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock that is owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(b)) and the Appraisal Shares shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). At the Effective Time, all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

        (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.08(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.08(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        (e)    Exchange of Certificates; Paying Agent.    Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.08(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

        (f)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.08(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (g)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

        (h)    No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

        (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

        (j)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        Section 2.09.    Options.

        (a)  At the Effective Time, (i) each holder of options to purchase shares of Company Common Stock granted under the Company's 1988 Restricted Stock Plan, as amended and restated effective March 19, 1997 and amended February 8, 2001, and its 1991 Directors Stock Option Plan, as amended and restated effective March 19, 1997 and amended February 8, 2001 (collectively, the "Company Stock Option Plans") or otherwise (each, a "Company Option") issued and outstanding immediately prior to the Effective Time shall be entitled to receive, in full satisfaction of each such Company Option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share thereof and (B) the number of shares of Company Common Stock subject to such Company Option and (ii) in accordance with the terms of the Company Stock Option Plans and without any action on the part of the holder thereof, each Company Option not eligible for the payment under clause (i) above shall be cancelled and shall become null and void.

        (b)  The Company shall make the payment of the amount determined pursuant to Section 2.10(a)(i) above to holders of Company Options as soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.01.    Representations and Warranties of the Company.    The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the correspondingly numbered sections of the disclosure schedule, dated the date hereof, delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"):

        (a)    Corporate Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company has made available to Parent a complete and correct copy of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date (the "Certificate of Incorporation" and "By-Laws," respectively). The Certificate of Incorporation and By-Laws so delivered are in full force and effect. As used in this Agreement, a "Company Material Adverse Effect" means (i) any change or event that has a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiary taken as a whole which could reasonably be expected to result in aggregate losses, damages, diminutions in value, judgments, orders, decrees, awards, penalties or fines of $6 million or more or (ii) any change or event that, individually or in the aggregate, has a material adverse effect on the prospects of the business of the Company and its Subsidiary related to its tezacitabine program, provided that for the purposes of this clause (ii) the term "material" shall be interpreted objectively, without reference to the use of the word "material" or any other materiality threshold in any of the representations and warranties contained in this Agreement.

        (b)    Authority; Approvals.

          (i)    The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the stockholders of the Company if required by the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (ii)  The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously, by all those present, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law), (iv) approving the acquisition of the shares of the Company Common Stock by Merger Sub pursuant to the Offer and the other transactions contemplated by this Agreement and (v) exempting this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL.

        (c)    Governmental Filings; No Violations.

          (i)    Other than (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) any filing with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or its Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiary from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such notices, reports or other filings which are not material and which, if not made or obtained, individually and in the aggregate, would not reasonably be likely to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby or subject Parent, Merger Sub, the Company, its Subsidiary or any of their officers, directors or employees to any criminal liability.

          (ii)  Neither the Company nor the Subsidiary is (y) in violation of or default under any provisions of its respective certificate of incorporation or by-laws or (z) in violation of or default under any provision of any instrument, agreement or contract to which it is a party or by which it is bound, which violation or default under this clause (z) would have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiary are and have been in compliance in all material respects with all federal or state judgments, orders, writs, decrees, statutes, rules or regulations applicable to the Company or its Subsidiary, except for such noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or its Subsidiary, (B) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's or its Subsidiary's existing Compensation and Benefit Plans (as defined in Section 3.01(j)) or any grant or award made under any of the foregoing, (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (a "Contract") to which the Company or its Subsidiary is a party or by or to which the Company, its Subsidiary or any of their respective properties or assets is bound or subject or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or its Subsidiary is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or (D) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a Company Material Adverse Effect or that could not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or its Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

        (d)    Capital Structure.    The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, of which 26,537,830 shares were outstanding at the close of business on December 31, 2001, (ii) and 1,009,126 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), none of which were outstanding on the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance, except that, as of December 31, 2001, there were (i) 1,009,126 shares of Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated May 18, 1995, as amended (the "Company Rights Agreement"), between the Company and EquiServe Trust Company, N.A. (the "Company Rights Agent"), (ii) 5,273,750 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans, (iii) 700,000 shares of Company Common Stock reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan, as effective July 1, 1999 (the "1999 Stock Purchase Plan") and (iv) 494,674 shares of Company Common Stock reserved for issuance pursuant to the Company's existing 401(k) Plan (the "401(k) Plan"). As of the date of this Agreement, except (i) 1,009,126 shares of Preferred Stock issuable pursuant to the Company Rights Agreement, (ii) 4,476,668 shares of Company Common Stock issuable upon exercise of Company Options, (iii) 426,811 shares of Company Common Stock issuable pursuant to the Company's 1999 Employee Stock Purchase Plan and (iv) 95,846 shares of Company Common Stock issuable pursuant to the 401(k) Plan, and as disclosed in this Section 3.01(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any securities of the Surviving Corporation pursuant to any. The Board of Directors of the Company has taken all action to amend the Company Rights Agreement (subject only to execution of such amendment by the Company Rights Agent) to provide that, for so long as this Agreement is in full force and effect, (i) none of the Parent and its subsidiaries (including Merger Sub) shall become an "Acquiring Person" and no "Share Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Offer or the Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and (iii) each of Parent and Merger Sub will not be an Acquiring Person as a result of the transactions contemplated hereby (each of "Acquiring Person," "Share Acquisition Date" and "Distribution Date" as defined in the Company Rights Agreement).

        (e)    Company Reports; Financial Statements.    The Company has filed with SEC and delivered to Parent the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 Form 10-K") and any other registration statements, schedules, reports, proxy statements or information statements filed or required to be filed since December 31, 2000 (collectively, the "Company Reports"). As of their respective dates, except as amended or supplemented prior to the date hereof, the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to the Company Reports, and the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply as to form in all material respect with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and its results of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has delivered to Parent a copy of the financial statements included in the 2000 Form 10-K (including an auditor's opinion). Except as set forth in the Company Reports, to the Company's knowledge, neither the Company nor its Subsidiary have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since December 31, 2000.

        (f)    Offer Documents; Proxy Statement.    Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (as defined in Section 3.02(f)) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Meeting (as defined in Section 3.02(f)), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

        (g)    Absence of Certain Changes or Events; Undisclosed Liabilities.

          (i)    Except as disclosed in the Company Reports filed with the SEC and publicly available prior to the date hereof, since December 31, 2000, the Company and its Subsidiary have conducted their respective businesses only in, and neither has engaged in any transaction other than according to, the ordinary and usual course of such business and there has not been (A) any change in the assets, liabilities, financial condition, operating results or prospects of the Company and its Subsidiary taken as a whole from that reflected in the financial statements contained in the 2000 Form 10-K, except changes in the ordinary course of business, including losses from operations, which have not been, in the aggregate, materially adverse; (B) any damage, destruction or loss, whether or not covered by insurance, having a Company Material Adverse Effect; (C) any waiver by the Company or its Subsidiary of a valuable right or of any debt owed to it; (D) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company or its Subsidiary (as such business is presently conducted); (E) any change or amendment to a material Contract by which the Company or its Subsidiary or any of its assets or properties is bound or subject; (F) any change in any compensation arrangement or agreement with any executive officer or director or any material change in any compensation arrangement or agreement with any other employee or any consultant; (G) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; or (H) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. Except as set forth in the Company Reports, since December 31, 2000, there has not been (x) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on December 31, 2000, (y) any granting by the Company to any such officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect on December 31, 2000, or (z) any entry by the Company into any employment, severance or termination agreement with any such officer.

          (ii)  The Company and its Subsidiary have no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not), except for (a) liabilities which have been discharged or paid in full prior to the date hereof, (b) liabilities fully reflected and expressly reserved for in the financial statements included in the 2000 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and the notes thereto, (c) liabilities of a type not required to be reflected in the Company's or its Subsidiary's balance sheet in accordance with generally accepted accounting principles consistently applied, and (d) liabilities incurred in the ordinary course of business since September 30, 2001.

        (h)    Litigation.    There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or its Subsidiary. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company and its Subsidiary are not parties or subject to the provisions of any order (except as imposed by laws of general application), writ, injunction, judgment or decree (except as imposed by laws of general application) of any court or government agency or instrumentality.

        (i)    Product Liability.    No product liability claims have been asserted in a writing given to the Company or its Subsidiary or, to the knowledge of the Company, threatened against the Company or its Subsidiary relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or its Subsidiary. Except as described in the Company Reports filed prior to the date hereof, there is no judgment, order or decree outstanding against the Company or its Subsidiary.

        (j)    Employee Benefits.

          (i)    Section 3.01(j) of the Company Disclosure Schedule contains a list of all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiary (the "Employees") and current or former directors of the Company, in connection with which or as a result of which the Company or its Subsidiary has any current or future obligations or liabilities, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans listed on Section 3.01(j) of the Company Disclosure Schedule, including, but not limited to, any trust instruments and insurance contracts forming a part of any Compensation and Benefit Plans, and all amendments thereto have been provided or made available to Parent.

          (ii)  All Compensation and Benefit Plans covering Employees which are subject to ERISA (the "ERISA Plans") are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each ERISA Plan which is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (a) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (b) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of the exempt status of such ERISA Plan under Section 501(c)(9) of the Code. Neither the Company nor its Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or its Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or its Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

          (iv)  All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected in the Company's financial statements included in its reports filed with the SEC. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiary has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Compensation and Benefit Plans. Neither the Company nor its Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan. The Company may amend or terminate any such Compensation and Benefit Plan at any time without incurring any liability thereunder.

          (vi)  There has been no amendment to, announcement by the Company or its Subsidiary relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such Compensation and Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (a) entitle any employees of the Company or its Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (b) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (c) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Compensation and Benefit Plans, (d) cause the Company or its Subsidiary, to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (e) result in payments under any of the Compensation and Benefit Plans which would not be deductible under Section 162(m) of the Code.

          (vii)Neither the Company nor its Subsidiary has made, is obligated to make, or is a party to any agreement that could reasonably be expected to obligate it to make, any payments that are

  "parachute payments" within the meaning of Section 280G of the Code (determined without regard to whether any portion of such payment is reasonable compensation for personal services actually rendered).

        (k)    Brokers and Finders.    Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Banc of America Securities LLC as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

        (l)    Takeover Statutes.    No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Merger, except for any such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.

        (m)    Subsidiary.    Matrix Pharmaceutical Ltd. (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, would not have a Company Material Adverse Effect. The Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted. All of the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock of the Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no investment in any entity other than the Subsidiary.

        (n)    Invention and Secrecy.    All current Fremont employees, all key San Diego employees and, to its knowledge, all former key employees of the Company and its Subsidiary since January 1, 2000 have executed a Proprietary Information and Invention Agreement in the form previously furnished to Parent. The Company, after reasonable investigation, is not aware that any employee is in violation thereof, and the Company will use its best efforts to prevent any such violation.

        (o)    Patents and Patent Applications.

          (i)    Section 3.01(o)(i) of the Company Disclosure Schedule lists all patents and patent applications owned by the Company or its Subsidiary (the "Company Patents").

          (ii)  Section 3.01(o)(ii) of the Company Disclosure Schedule lists all agreements pursuant to which any interest in any patents or patent applications owned by any other Person (as defined in Section 6.01(f)) has been transferred by license, assignment or otherwise to the Company or its Subsidiary (the "Company In-Licenses") (such patents and patent applications are referred to as the "In-Licensed Patents").

          (iii)  Section 3.01(o)(iii) of the Company Disclosure Schedule lists all agreements pursuant to which any interest in any Company Patents or In-Licensed Patents has been transferred by license, assignment or otherwise to any other Person (the "Company Out-Licenses").

          (iv)  The Company has no knowledge of, and neither the Company nor its Subsidiary has received any written (or, to the knowledge of the Company, oral) notice alleging that, any infringement the Company or the Subsidiary has infringed any patents or patent applications or has misappropriated any trade secrets of any other Person.

          (v)  Subject to the Company Out-Licenses, the Company has the sole and exclusive rights to enforce, transfer in whole or in part by license, assignment or otherwise, and enjoy the benefits of, without payment to any other person, the Company Patents; the Company has not received any written or, to the knowledge of the Company, oral notice challenging the ownership, validity or enforceability of or making any other claim with respect to the Company Patents; and the Company Patents are free and clear of any lien, pledge, security interest or other encumbrance other than Permitted Liens. As used herein, "Permitted Liens" means (A) liens securing liabilities for which adequate reserves are included in the Company's and its Subsidiary's financial statements, to the extent so reserved, that do not materially interfere with the use of the property subject thereto, (B) liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, (C) mechanic's liens, landlord's liens and warehouseman's liens securing obligations arising in the ordinary course of business that are not more than 30 days past due or are being contested in good faith by appropriate proceedings or (D) liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or its Subsidiary or materially interfere with the use thereof as currently used.

          (vi)  Each Company In-License is in full force and effect; and no breach or default or event which would (with the passage of time, or notice, or both) constitute a breach or default thereunder by the Company or its Subsidiary or, to the knowledge of the Company, any other party thereto, exists and is continuing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (and will not give any Person a right to) terminate or modify the rights of the Company or its Subsidiary and do not require any consent, approval, waiver or other action by any party to any such Company In-License. The Company has not received any written (or, to the knowledge of the Company, oral) notice challenging the validity or enforceability of or making any other claim with respect to the In-Licensed Patents or the Company In-Licenses.

          (vii)The Company or its Subsidiary owns or has a license to all patents and patent applications used in connection with the business of the Company and its Subsidiary as currently conducted and as currently contemplated to be conducted, the absence of which would have, individually or in the aggregate, a Company Material Adverse Effect.

        (p)    Tezacitabine Data and Other Tezacitabine Know-How.

          (i)    Section 3.01(p)(i)(A) of the Company Disclosure Schedule lists all preclinical and clinical studies conducted by or on behalf of the Company relating to tezacitabine. The Company owns all data arising out of such studies free and clear of any lien, pledge, security interest or other encumbrance. Section 3.01(p)(i)(B) of the Company Disclosure Schedule lists all preclinical and clinical studies relating to tezacitabine which, to the knowledge of the Company, were conducted by or on behalf of Hoechst Marion Roussel, Inc. or its successors ("HMR"). The Company has a worldwide (except Japan) exclusive license to all data arising out of such studies on the terms and conditions set forth in the HMR License (as defined in Section 4.01).

          (ii)  The Company owns all Company Know-How free and clear of any lien, pledge, security interest or other encumbrance and has a worldwide (except Japan) exclusive license to all HMR Know-How on the terms and conditions set forth in the HMR License. As used herein, "Company Know-How" means all information developed by or on behalf of the Company which relates to tezacitabine, including without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data, records and other information (whether technical or commercial) and "HMR Know-How" means "Know-How" as that term is defined in the HMR License.

          (iii)  The HMR License is in full force and effect and is enforceable against the Company and HMR in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Neither the Company nor HMR is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits with respect to) the HMR License.

          (iv)  To the Company's knowledge, there is no third party-owned patent that would restrict the ability of the Company or the Surviving Corporation or any other subsidiary of Parent from making, using, selling, offering to sell or importing tezacitabine alone or in combination with 5-fluorouracil or cisplatin in any jurisdiction.

        (q)    Trademarks and Copyrights.

          (i)    Section 3.01(q)(i) of the Company Disclosure Schedule lists all Trademarks and Copyrights owned by the Company. Such Trademarks and Copyrights are free and clear of any lien, pledge, security interest or other encumbrance other than Permitted Liens. Section 3.01(q)(i) of the Company Disclosure Schedule sets forth a list of registrations as well as all jurisdictions in which such Trademarks or Copyrights are registered or applied for and all registration and application numbers. As used herein, "Trademarks" means trademarks, United States trademarks and trademark registrations, and trademark applications and tradenames. As used herein, "Copyrights" means United States and foreign copyrights, registrations and applications.

          (ii)  Neither the Company nor any Subsidiary has received any written (or, to the knowledge of the Company, oral) notice challenging the Company's rights or making any other claim with respect to any Trademarks or Copyrights.

        (r)    Title to Property and Assets.    Each of the Company and its Subsidiary owns its respective property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's or its Subsidiary's ownership or use of such property or assets. With respect to the property and assets leased by the Company or the Subsidiary, the Company or the Subsidiary, as the case may be, is in compliance with such leases and, to the Company's knowledge, holds a valid leasehold interest free of any material liens, claims or encumbrances.

        (s)    Taxes.    The Company and its Subsidiary have duly and timely (i) filed all material Tax Returns as required by law and (ii) paid all Taxes shown as due on such Tax Returns. These Tax Returns and reports are true, correct and complete in all material respects. The Company and its Subsidiary have paid all material Taxes and other assessments due prior to the time penalties would accrue thereon. The provision for Taxes of the Company and its Subsidiary as set forth in the most recent balance sheet included in the financial statements forming a part of the 2000 Form 10-K is adequate for all material Taxes due or accrued as of the date thereof, whether or not shown as being due on any Tax Returns. No claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or its Subsidiary or is being asserted against the Company or its Subsidiary; no audit of any Tax Return of the Company or its Subsidiary is being conducted by a taxing authority; and no extension of the statute of limitations for the assessment of any Taxes has been granted by the Company or its Subsidiary and is currently in effect. Neither the Company nor the Subsidiary will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time. Neither the Company nor the Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income Tax Returns, a group of which the Company was the common parent. No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or the Subsidiary. None of the Company, the Subsidiary, any of the Company or the Subsidiary's affiliates, or any predecessor to the Company or the Subsidiary has made with respect to the Company, the Subsidiary, or any predecessor of the Company or the Subsidiary any consent under Section 341 of the Code. Neither the Company nor the Subsidiary has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. None of the assets of the Company or the Subsidiary is property that is required to be treated as being owned by any other person pursuant to the "safe harbor" lease provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. For the purposes of this Section 3.01(s), (i) "Tax Returns" shall mean all reports and returns required to be filed on or before the Effective Time with respect to the Taxes of the Company or the Subsidiary, including, without limitation, any consolidated federal income tax returns, sales, use and excise tax returns and information returns, and (ii) "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, social security, withholding, backup withholding or similar taxes imposed on the income, properties or operations of the Company or the Subsidiary, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        (t)    Insurance.    All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or its Subsidiary are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiary and their respective properties and assets.

        (u)    Labor Agreements and Actions.    Neither the Company nor its Subsidiary is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiary. There is no strike or other labor dispute involving the Company or its Subsidiary pending, or to the knowledge of the Company threatened, which could have a Company Material Adverse Effect, nor is the Company aware of any labor organization activity involving its or its Subsidiary's employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or its Subsidiary, nor does the Company or its Subsidiary have a present intention to terminate the employment of any of the foregoing.

        (v)    Voting Arrangements.    To the Company's knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

        (w)    Environmental.    (i) To the Company's knowledge, the businesses as presently or formerly engaged in by the Company and its Subsidiary are and have been conducted in compliance in all material respects with all applicable Environmental Laws (as defined below), including, without limitation, having all required material permits, licenses and other approvals and authorizations, during the time the Company or its Subsidiary engaged in such businesses, (ii) to the Company's knowledge, the properties presently or formerly owned or operated by the Company and its Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance other than as permitted under applicable Environmental Law (provided, however, that with respect to Properties formerly owned or operated by the Company or its Subsidiary, such representation is limited to the period the Company or its Subsidiary owned or operated such Properties), (iii) neither the Company nor its Subsidiary has received any notices, demand letters or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that the Company or its Subsidiary may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of the Company's or its Subsidiary's businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company's knowledge, threatened against the Company or its Subsidiary with respect to the Company, its Subsidiary or the Properties relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or its Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Properties, (vi) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or its Subsidiary, other than as permitted under applicable Environmental Law or other than as would not be material to the Company and its Subsidiary taken as a whole, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or its Subsidiary relating to the Company, its Subsidiary or the Properties which have not been delivered to Parent prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any Properties which are or have been in the ownership of the Company or its Subsidiary (provided, however, that with respect to Properties formerly owned or operated by the Company or its Subsidiary, the representations in this subsection (viii) are limited to the period the Company or its Subsidiary owned or operated such Properties), (ix) to the Company's knowledge, there is no asbestos present in any Property presently owned or operated by the Company or its Subsidiary, and no asbestos has been removed from any Property while such Property was owned or operated by the Company or its Subsidiary, (x) none of the Properties has been used at any time by the Company or its Subsidiary as a sanitary landfill or hazardous waste disposal site and (xi) neither the Company nor its Subsidiary has incurred, and none of the Properties (provided, however, that with respect to Properties formerly owned or operated by the Company or its Subsidiary, such representation is limited to the period the Company or its Subsidiary owned or operated such Properties) are presently subject to, any material liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

        "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect.

        "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        (x)    Certain Regulatory Matters.

          (i)    The Company has made available to Parent a true and complete copy of all material written communications between the Company or its Subsidiary, on the one hand, and the FDA or any other Governmental Entity on the other hand, and any existing written summaries of material discussions between such parties, that describe matters that are material to assessing compliance of the Company or its Subsidiary with the Federal Food, Drug and Cosmetic Act and its implementing regulations, including copies of (i) all warning letters, notices of adverse findings and similar correspondence, (ii) all audit reports and (iii) any document concerning any significant oral or written communication received from the FDA. The Company has also made available to Parent true and complete copies of all complaints and other information required to be maintained by the Company or its Subsidiary pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States.

          (ii)  Section 3.01(x) of the Company Disclosure Schedule hereto contains a true and complete list of all filings made by the Company or its Subsidiary with the FDA and all applicable state, local and foreign regulatory bodies. The Company and its Subsidiary have filed with the FDA and all applicable state, local and foreign regulatory bodies for and received approval of all material registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the businesses of the Company and its Subsidiary as currently conducted. The Company and its Subsidiary and, to the Company's knowledge, any third party which is a manufacturer for the Company or its Subsidiary, are in compliance in all material respects with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations. Each of the Company, its Subsidiary and, to the Company's knowledge, any such third party manufacturer is in compliance in all material respects with all material FDA, state, local and foreign rules, regulations, guidelines and policies, including, but not limited to, material FDA, state, local and foreign rules, regulations and policies relating to good clinical practice ("GCP"), good manufacturing practice ("GMP"), good laboratory practice ("GLP"), advertising and promotion, pre-and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable. No party granting any such registration, application, license, request for exemption, permit or other authorization has notified the Company or its Subsidiary in writing that it is considering limiting, suspending or revoking the same, including by enjoining or limiting the production of any product by the Company or its Subsidiary, and to the knowledge of the Company, there is no basis for any such limitation, suspension or revocation.

        (y)    Minute Books.    The Company has made available to Parent all minutes of meetings of directors, committees and stockholders since January 1, 2000 which reflect all transactions referred to in such minutes accurately in all material respects.

        (z)    Real Property Holding Company.    The Company is not a "United States real property holding corporation" (as that term is defined in Section 897(c)(2) of the Code).

        (aa)    Information.    None of this Agreement, any exhibits hereto or any certificates made or delivered in connection herewith contains any untrue statement of a material fact made by the Company or omits to state a material fact required to be stated herein or therein by the Company or necessary to make the statements made by the Company herein or therein, in light of the circumstances in which they were made, not misleading.

        (bb)    Agreements, Contracts and Commitments.    Section 3.01(bb) of the Company Disclosure Schedule lists all Contracts, commitments and understandings of any kind to which the Company or its Subsidiary is a party or by or to which the Company, its Subsidiary or any of their respective properties or assets is bound or subject, whether or not in writing, (i) which is material to the continued conduct of the business of the Company and its Subsidiary as currently conducted or as currently contemplated to be conducted; (ii) which is with respect to the Company's San Diego facility contract services business and under which the Company has any current or future obligation to provide any products or services; (iii) which is not covered by clause (ii) and which pursuant to its terms imposes current or future payment obligations on either party in excess of $125,000 annually or $250,000 in the aggregate; (iv) which includes any non-competition, non-solicitation, standstill or similar restrictions or undertakings on the Company or its Subsidiary; (v) pursuant to which the Company or its Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person or pursuant to which any other Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or its Subsidiary; (vi) which provides for any mortgage, pledge, security agreement, deed of trust or other instrument or arrangement granting or purporting to grant a lien or security interest upon any intellectual property rights of the Company or its Subsidiary or any other material assets or group of assets of the Company or its Subsidiary; or (vii) which is not terminable by the Company or its Subsidiary by notice of not more than 30 days without the payment of any material penalty or premium. Each Contract, commitment or understanding required to be listed in Section 3.01(bb) of the Company Disclosure Schedule (collectively, the "Company Material Contracts") is in full force and effect and is enforceable against the Company or its Subsidiary (and, to the knowledge of the Company, against the other parties thereto) in accordance with its terms, except that such enforcement may be subject to (y) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (z) general equitable principles. Neither the Company nor its Subsidiary nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom.

        (cc)    Certain Interests.    No officer or director of the Company or its Subsidiary is indebted or otherwise obligated to the Company or its Subsidiary; and neither the Company nor its Subsidiary is indebted or otherwise obligated to any such officer or director, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses.

        Section 3.02.    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub jointly and severally represent and warrant to the Company that:

        (a)    Corporate Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to carry on its business as it is now being conducted. Merger Sub is a wholly-owned subsidiary of Parent.

        (b)    Authority.    Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of each of Parent and Merger Sub, and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

        (c)    Governmental Filings; No Violations.

          (i)    Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such notices, reports or other filings which are not material and which, if not made or obtained, individually and in the aggregate, would not reasonably be likely to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby or subject Parent, Merger Sub, the Company, its Subsidiary or any of their officers, directors or employees to any criminal liability.

          (ii)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (a "Parent Contract") to which Parent or Merger Sub is a party or by or to which Parent, Merger Sub or any of their properties or assets is bound or subject or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub is subject or (iii) any change in the rights or obligations of any party under any of the Parent Contracts, except, in the case of clause (ii) or (iii) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a Parent Material Adverse Effect or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, a "Parent Material

  Adverse Effect") means any material adverse effect on the financial condition, properties, business, prospects or results of operations of the Parent and its subsidiaries taken as a whole.

        (d)    Interim Operations.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

        (e)    Capital Resources.    Parent has, and prior to the expiration of the Offer Merger Sub will have, sufficient cash resources to pay for all shares of Company Common Stock validly tendered into and not withdrawn from the Offer and to pay the Merger Consideration and all associated costs and expenses.

        (f)    Offer Documents; Proxy Statement.    Neither the Offer Documents nor any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in any proxy statement to be sent to stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "Company Meeting") (such proxy statement, as amended or supplemented, the "Proxy Statement"), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        (g)    Ownership of Common Stock.    Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its subsidiaries beneficially owned any shares of Company Common Stock.

ARTICLE IV

COVENANTS

        Section 4.01.    Interim Operations.    Except as set forth in the correspondingly numbered sections of the Company Disclosure Schedule, required by law or as otherwise expressly contemplated by this Agreement, the Company covenants and agrees that, prior to the Effective Time (unless Parent shall otherwise consent, which consent shall not be unreasonably withheld and provided that, with respect to clause (ii) of paragraph (e), if Parent shall not have responded within two business days to a written request by the Company for consent then Parent shall be deemed to have consented to the action that was the subject of the request) the Company shall, and shall cause its Subsidiary to:

        (a)  conduct their respective businesses only in the ordinary and usual course and, to the extent consistent therewith, use their respective best efforts to preserve their respective business organization intact and maintain their respective existing relations with customers (except as contemplated hereby), suppliers, employees and business associates;

        (b)  not (i) create any subsidiaries; (ii) amend their respective certificate of incorporation or by-laws; (iii) split, combine or reclassify their outstanding capital stock or (iv) declare, set aside or pay any dividend payable in cash, stock or property, other than any dividends paid by the Subsidiary to the Company;

        (c)  not (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of their capital stock of any class or any other property or assets other than (x) shares of Company Common Stock issuable upon exercise of purchase rights outstanding as of the date of this Agreement under the 1999 Stock Purchase Plan (as such plan is in effect on the date hereof) or (y) shares of Company Common Stock issuable pursuant to the exercise of Company Options outstanding on the date hereof under the Company Stock Option Plans or (z) shares of Company Common Stock issuable pursuant to the 401(k) Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber (each a "transaction") any assets, including, without limitation, all intellectual property and technology rights which it owns or uses, or enter into any collaboration; (iii) incur or modify any indebtedness; (iv) incur or modify any other liability other than in the ordinary and usual course of business; (v) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (vi) authorize capital expenditures in excess of $100,000 per calendar quarter or, other than the acquisition of inventory and supplies in the ordinary course of business consistent with past practice, make any acquisition of, or investment in, assets or stock of any other person or entity (including any in-licensing of technology);

        (d)  not change or increase the compensation payable or to become payable to its directors, officers or employees, or pay any performance based bonuses to its employees for the year ended 2001 (other than bonuses and increases in salary in an amount not to exceed $300,000 in the aggregate and provided that the Company would otherwise, after giving effect to the payment of such bonuses, meet the condition to the consummation of the Offer set forth in paragraph (f) of Exhibit A hereto), or grant (except pursuant to existing contractual arrangements disclosed in writing to Parent prior to the date hereof) any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or its Subsidiary; and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

        (e)  not (i) settle or compromise any material claims or litigation or modify, amend or terminate any of their material Contracts or waive, release or assign any rights or claims or (ii) enter into any Contract with respect to the Company's San Diego facility contract services business pursuant to which the Company would provide any products or services;

        (f)    not amend or modify, or waive, release or assign any of the Company's rights under, the License Agreement, dated as of September 22, 1998, by and between the Company and Hoechst Marion Roussel, Inc. (the "HMR License") or the Company's investigational new drug application with respect to tezacitabine;

        (g)  not make any material tax election, file any material Tax Return taking any position inconsistent with past practice, settle any tax audit, claim or litigation, request any private letter or similar ruling or enter into any tax closing agreement;

        (h)  not permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business; and

        (i)    not authorize or enter into an agreement to do any of the foregoing.

        Section 4.02.    No Solicitation.

        (a)  After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not and shall not permit its Subsidiary to, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company or its Subsidiary, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or its Subsidiary, not to, directly or indirectly, initiate, solicit, encourage or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer (other than any proposal or offer by Parent or any of its subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company or its Subsidiary, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions, other than any transaction involving Parent or any of its subsidiaries, being referred to herein as an "Acquisition Transaction").

        (b)  Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the Effective Time, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquiror") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror, provided that the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, would, if consummated, likely provide consideration to the holders of Company Common Stock with greater financial value than the consideration payable in the Offer and the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 4.02(a) that have been engaged in connection with the evaluation of a possible Acquisition Transaction of the obligations undertaken in this Section 4.02.

        (c)  The Company shall promptly notify Parent after receipt of any Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, to the extent known. The Company shall thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror related thereto.

        (d)  At any time prior to the Effective Time, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of this Agreement, the Offer or the Merger, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so.

        (e)  Nothing contained in this Section 4.02 or any other provision of this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, is required under applicable law.

        Section 4.03.    Meetings of Company's Stockholders.    Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene the Company Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding shares of Company Common Stock, and provided that the conditions set forth in Article V shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL. Parent shall vote, or shall cause to be voted, all of the shares of Company Common Stock acquired in the Offer or otherwise owned by it or any of its subsidiaries (including Merger Sub) in favor of the approval and adoption of this Agreement and the Merger.

        Section 4.04.    Restrictions on Parent and the Company.

        (a)  Parent agrees that, from and after the date hereof and prior to the date of acceptance for payment of shares of Company Common Stock pursuant to the Offer (the "Acceptance Date"), and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement (including the exercise of termination rights under this Agreement), Parent shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Offer, including by application of Rule 14e-5 under the Exchange Act.

        (b)  The Company agrees that, from and after the date hereof and prior to the Acceptance Date, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement (including any actions pursuant to Section 4.02 and including the exercise of terminations right under this Agreement), the Company shall not, and shall not permit its Subsidiary to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Offer.

        Section 4.05.    Filings; Other Actions.    Subject to the terms and conditions of this Agreement and applicable law, Parent and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Offer or the Merger (and, in such case, to proceed with the consummation of the Offer and the Merger as expeditiously as possible), including through all possible appeals.

        Section 4.06.    Access.    Upon reasonable notice, the Company shall afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts, records and personnel and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request; provided, however, such investigation or request shall not unreasonably disrupt the Company's operations. The materials provided to Parent under this Section 4.06 shall be subject to the Confidentiality Agreement (as defined in Section 7.08).

        Section 4.07.    Notification of Certain Matters.    The Company shall give prompt notice to Parent of any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any of their respective properties or assets is subject or bound. Each party shall give prompt notice to the other party of any change or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

        Section 4.08.    Publicity.    The Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

        Section 4.09.    Takeover Statutes.    If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby, except, in each such case, as would not be consistent with the fiduciary obligations of the Board of Directors as advised by outside counsel.

        Section 4.10.    Indemnification of Directors and Officers.

        (a)  From and after the Acceptance Date, each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation, (i) shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time and (ii) shall also advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the DGCL, all as required or permitted pursuant to the Certificate of Incorporation, By-Laws, DGCL or indemnification agreements, as in effect as of the date hereof (collectively, the "Company Indemnification Provisions"). The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Indemnification Provisions. With respect to matters occurring through the Effective Time, the Company Indemnification Provisions shall survive the Merger and shall continue in full force and effect indefinitely.

        (b)  For a period of five years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiary (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that if the existing current policies expire, are terminated or cancelled during such five-year period, Parent will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid by the Company as of the date of this Agreement.

        (c)  Any Indemnified Party intending to seek indemnification under this Section 4.10 with respect to any loss, expense, claim, damage or liability shall promptly notify Parent of such intent, and the nature of the claim, action, suit, proceeding, investigation or other event that may give rise thereto promptly after learning of the same, but the failure to so notify Parent shall not relieve Parent of any liability it may have for any such indemnity obligation if such failure does not materially prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor Surviving Corporation shall be liable to any Indemnified Party hereunder for any legal expenses of counsel or any other expenses subsequently incurred by such indemnified party except, if Parent or the Surviving Corporation elects not to assume such defense, any such Indemnified Parties may retain counsel satisfactory to them, and Parent or Surviving Corporation shall pay all reasonable fees and expenses of one firm of counsel for all such Indemnified Parties, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) neither Parent nor Surviving Corporation shall be liable for any settlement effected without its prior written consent.

        (d)  This Section is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

        Section 4.11.    Expenses and Fees.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as set forth in Article VII and except that those expenses incurred in connection with printing and filing the Proxy Statement shall be equally borne by Parent and the Company.

        Section 4.12.    Section 16 Matters.    Prior to the Acceptance Date, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 4.13.    Employee Benefits.    Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a "change of control" under the Compensation and Benefit Plans, as applicable.

        Section 4.14.    Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        Section 4.15.    Merger Sub.    Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

        Section 4.16.    Sale of Facilities.    Following the date of this Agreement, subject to the consent rights of Parent in Section 4.01, the Company shall use its reasonable best efforts to effect the sale or other disposition as soon as reasonably practicable of its Fremont, California facility and its San Diego, California facility, including, without limitation, with respect to each such facility, the Company's leasehold interest with respect thereto and related properties and assets and the assumption of related liabilities. With respect to the draft definitive agreements with respect to any such transaction, Parent agrees to provide the Company with Parent's comments on such draft agreements within three business days of Parent's receipt of such draft agreements.

        Section 4.17.    Employee Retention.    The Company agrees to use its reasonable best efforts to assist Parent in retaining such employees of the Company and its Subsidiary as are identified by Parent following the date of this Agreement.

        Section 4.18.    Certain Matters.    The Company shall take such actions as are reasonably requested by Parent so as to maximize the economic benefits to Parent from the transactions contemplated by this Agreement; provided that no such actions shall materially impede or delay consummation of the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS

        Section 5.01.    Conditions to Obligations of Each Party.    The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a)  Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Merger Sub shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of (or as a result of Parent's breach of) this Agreement;

        (b)  this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL;

        (c)  no judgment, injunction, order or decree of a court or Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; provided, however, that no party may rely on this condition if it is in breach of its obligations under Section 4.05 hereof and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect; and

        (d)  (i) any waiting period applicable to consummation of the Merger under the HSR Act and any applicable foreign antitrust laws shall have expired or been terminated and (ii) all approvals required under any applicable foreign antitrust laws before consummation of the Merger shall have been obtained, except in the case of (i) and (ii) above, such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

ARTICLE VI

TERMINATION

        Section 6.01.    Termination.    This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a)  by mutual written consent of the Company (including, from and after the Acceptance Date, the Independent Director Approval contemplated by Section 1.03(b)) and Parent;

        (b)  by either Parent or the Company:

          (i)    if Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to the date that is twenty business days following March 31, 2002 (the "Drop Dead Date"); provided that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of shares of Company Common Stock to have been purchased pursuant to the Offer by the Drop Dead Date; or

          (ii)  if any Governmental Entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall have used its commercially reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 4.05;

        (c)  prior to the Acceptance Date by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (c) or (d) of Exhibit A and which breach has not been or is incapable of being cured by the Company prior to the Drop Dead Date;

        (d)  prior to the Acceptance Date by the Company if Parent or Merger Sub shall have breached in any material respect any of its obligations to be performed by either of them under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect;

        (e)  prior to the Acceptance Date by the Company if (i) the Company is not in material breach of Section 4.02(a), (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 7.01(b)) and acknowledges in writing to Parent its obligation to pay to Parent the Reimbursable Expenses (as defined in Section 7.01(b)) in accordance with Section 7.01(c). The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice (which has not been revoked) to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

        (f)    prior to the Acceptance Date by Parent, if (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respect its approval or recommendation of the Offer, the Merger or this Agreement to the Company's stockholders or fails to reconfirm its recommendation of this Agreement within five business days after a written request from Parent to do so, it being understood that (x) the fact that the Company or any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity (each, a "Person")

described in Section 4.02(a) has taken any of the actions that would be proscribed by Section 4.02(a) but for Section 4.02(b) and disclosure of such fact, (y) disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company, or (z) disclosure of any other facts or circumstances, in each case together with a statement that the Board of Directors of the Company continues to recommend the Offer, the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respects of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement; or (ii) the Company shall have entered into a definitive agreement for a Superior Proposal;

        (g)  by the Company if as the result of the failure to be satisfied of any of the conditions set forth in Exhibit A, Parent or Merger Sub shall have terminated or withdrawn the Offer or the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.01(g) if the failure of any such condition to be satisfied at the time of such termination results from (i) the Company's failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement;

        (h)  by Parent if the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; provided, however, that Parent may not terminate this Agreement pursuant to this Section 6.01(h) if Merger Sub has failed to extend the Offer at any time that it is required to do so under this Agreement or if the failure of any conditions to the Offer to be satisfied at the time of such termination results from (i) Parent's failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of Parent under this Agreement; or

        (i)    by the Company if Parent or Merger Sub shall have failed to commence the Offer in accordance with the Section 1.01; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.01(i) if such failure to have commenced the Offer shall have been caused by (i) the Company's failure to perform any of its obligations under this Agreement, (ii) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement or (iii) the occurrence of any of the events specified in paragraph (b), (c) or (d) of Exhibit A.

ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Effect Of Termination.

        (a)  In the event of termination of this Agreement by either Parent or the Company prior to the Acceptance Date pursuant to the provisions of Section 6.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 7.01 and in Sections 4.11 and 7.05, all of which shall survive the termination). Nothing in this Section 7.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement.

        (b)  In the event that this Agreement is terminated (i) by the Company pursuant to Section 6.01(g) or by Parent pursuant to Section 6.01(h), and prior to any such termination (but after the date hereof) (A) an Acquisition Proposal shall have been made to the Company or its Subsidiary or any of its stockholders and shall have been announced publicly or (B) any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or its Subsidiary, or (ii) by Parent pursuant to Section 6.01(f)(i), and in each case within 12 months after any such termination the Company enters into a definitive agreement (which is reasonably capable of being consummated within 18 months of such termination) with respect to or consummates a transaction contemplated by such Acquisition Proposal, then the Company shall promptly, but in no event later than two days after the date of entering into (or, if earlier, consummating) such transaction, pay Parent a termination fee of $1,750,000 (the "Termination Fee") and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the reasonable, documented charges and expenses, including those of the Paying Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $500,000 (the "Reimbursable Expenses") (upon receipt of reasonable documentation with respect thereto), in each case payable by wire transfer of same day funds.

        (c)  In the event that this Agreement is terminated (i) by the Company pursuant to Section 6.01(e) or by Parent pursuant to Section 6.01(f)(ii), the Company shall, in the case of termination by the Company, prior to or concurrently with such termination, and in the case of termination by Parent, promptly but in no event later than two days after the date of such termination, pay Parent the Termination Fee and in each case shall promptly, but in no event later than two days after being notified of such by Parent, pay Parent the Reimbursable Expenses (upon receipt of reasonable documentation with respect thereto), in each case payable by wire transfer of same day funds.

        (d)  The Company acknowledges that the agreements contained in Section 7.01(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.01(b) or (c), and, in order to obtain such payments, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in Section 7.01(b) or (c), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

        Section 7.02.    Non-Survival Of Representations And Warranties.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Date, with respect to representations and warranties of the Company, or the Effective Time, with respect to representations and warranties of Parent and Merger Sub. This Section 7.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

        Section 7.03.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Parent or Merger Sub, to:

  Chiron Corporation
  4560 Horton Street
  Emeryville, California 94608
  Attention: William Green
  Facsimile: (510) 655-9910

  with copies to:

  Sullivan & Cromwell
  1888 Century Park East
  Los Angeles, California 90067

  Attention: Alison S. Ressler, Esq.
  Facsimile: (310) 712-8800

  If to the Company, to:

  Matrix Pharmaceutical, Inc.
  34700 Campus Drive
  Fremont, California 94555
  Attention: David Pritchard
  Facsimile: (510) 742-8510

  with a copy to:

  Pillsbury Winthrop LLP
  50 Fremont Street
  San Francisco, California 94105
  Attention: Thomas E. Sparks, Esq.
  Facsimile: (415) 983-1200

        Section 7.04.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 7.05.    Miscellaneous.    This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

        Section 7.06.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 7.07.    Amendments; Extensions.

        (a)  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; provided that, (i) after Acceptance Date, (A) no amendment shall be made which decreases the Merger Consideration and (B) any amendment will require the Independent Director Approval contemplated by Section 1.03 and (ii) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (b)  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (which after the Acceptance Date will require, with respect to the Company, the Independent Director Approval contemplated by Section 1.03), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 7.08.    Entire Agreement.    This Agreement and the Confidentiality Agreement, dated October 3, 2001, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 4.11, which is intended for the benefit of the Company's former and present officers, directors, employees and agents.

        Section 7.09.    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        Section 7.10.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATRIX PHARMACEUTICAL, INC.
By:	/s/ MICHAEL CASEY
	Name:	Michael Casey
	Title:	Chairman, President and Chief Executive Officer
CHIRON CORPORATION
By:	/s/ CRAIG WHEELER
	Name:	Craig Wheeler
	Title:	Vice President
MANON ACQUISITION CORP.
By:	/s/ WILLIAM GREEN
	Name:	William Green
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit A

Conditions of the Offer

        Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added together with all other shares of Company Common Stock owned by Parent and its subsidiaries, would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Company Common Stock outstanding on the date of purchase) (the "Minimum Tender Condition"), (ii) any requisite waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger shall have been terminated or shall have expired, and (iii) the applicable waiting periods under foreign antitrust laws shall have been terminated or shall have expired, except for such waiting periods the failure of which to terminate or expire would not have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, if, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of the following conditions exists:

        (a)  there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Common Stock by Parent or Merger Sub, or the consummation of the Merger; or (ii) which prohibits the ownership or operation by Parent or any of its subsidiaries of the Company; provided, in each case, that Parent has complied with its obligations under Section 4.05 of the Agreement;

        (b)  there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by this Agreement, other than the HSR Act and foreign antitrust laws which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

        (c)  the representations and warranties of the Company contained in this Agreement (which are qualified by "Company Material Adverse Effect") shall not be true and correct as of such time as though made on and as of such time; and the representations and warranties of the Company in this Agreement (other than representations and warranties qualified by "Company Material Adverse Effect") shall not be true and correct as of such time as though made on and as of such time where the failure or failures of such representations and warranties to be so true and correct (i) results or would reasonably be expected to result in a Company Material Adverse Effect within the meaning of clause (i) of the definition thereof or (ii) results or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect within the meaning of clause (ii) of the definition thereof;

        (d)  the Company shall have failed to perform in any material respect any obligation required to be performed by it at or prior to such time under this Agreement;

        (e)  this Agreement shall have been terminated in accordance with its terms;

        (f)    the Company shall not have Cash at such time in the amount of at least (i) if such time occurs on or prior to February 28, 2002, $18.4 million, (ii) if such time occurs on or after March 31, 2002, $17.3 million and (iii) if such time occurs anywhere between those two dates, $18.4 million minus the pro rata amount of the difference between $18.4 million and $17.3 million for the days elapsed;

which, in the reasonable judgment of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment. The Company shall provide to Parent immediately prior to such time a certificate of an executive officer with respect to paragraph (f) hereof.

        As used in this Exhibit A, "Cash," as of any time, shall mean the cash, cash equivalents and short term investments of the Company and its Subsidiary, as of such time, calculated in accordance with generally accepted accounting principles consistently applied, as adjusted by the following two sentences. Such amount shall be increased dollar-for-dollar to the extent of:

        (i)    in the event that the sale of the Company's San Diego facility contemplated by Section 4.16 is not consummated on or prior to the Acceptance Date, any payments after the date of this Agreement of principal with respect to the indebtedness outstanding under the Loan and Security Agreement, dated as of March 25, 1998 (the "Loan Agreement"), by and between the Company and ARE-4757 Nexus Centre, LLC, but in no event more than $6,000,000; and

        (ii)  any payments after the date of this Agreement of the remaining principal balance and interest thereon with respect to the indebtedness outstanding under the Credit Agreement, dated as of October 8, 1997, by and between the Company and Imperial Bank in accordance with the loan amortization schedule attached to this Agreement as Schedule A-1.

        In addition, such amount shall be reduced dollar-for-dollar to the extent of:

          (A)  any net cash proceeds received from the sales or other dispositions contemplated by Section 4.16;

          (B)  any cash received by the Company with respect to the exercise of any Company Options after the date of this Agreement;

          (C)  any amounts which have or will become due to Banc of America Securities LLC in connection with the transactions contemplated by this Agreement;

          (D)  any amounts which have or will become due to the Company's outside legal counsel in connection with the transactions contemplated by this Agreement; and

          (E)  any amounts which have or will become due under the Company's San Diego severance arrangements and any amounts which have or will become due under the Company's Fremont retention arrangements, in each case in connection with the transactions contemplated by this Agreement.

        The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        The terms in this Exhibit A that are defined in the attached Agreement have the meanings set forth therein.

Annex B

January 6, 2002

Board of Directors
Matrix Pharmaceutical, Inc.
34700 Campus Drive
Fremont, CA 94555

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of Matrix Pharmaceutical, Inc. (the "Company") of the Offer Price (as defined below) proposed to be received by such holders in connection with the proposed tender offer by Manon Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Chiron Corporation ("Chiron"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 6, 2002 (the "Agreement"), among the Company, Chiron and the Purchaser, the Purchaser will commence a cash tender offer (the "Offer") for all the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") at a purchase price of $2.21 in cash per share (the "Offer Price"), and upon consummation of the Offer, the Purchaser will merge with and into the Company (the "Merger," and collectively with the Offer, the "Transaction"), the Company will become a wholly owned subsidiary of Chiron, and holders of the Company Common Stock will receive the Offer Price for each share of Company Common Stock held by them, other than shares held in treasury or held by Chiron or any affiliate of Chiron or as to which appraisal rights have been perfected. The terms and conditions of the Transaction are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  (ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company;

  (iii)
  analyzed certain financial forecasts prepared by the management of the Company;

  (iv)
  discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

  (v)
  reviewed the reported prices and trading activity for the Company Common Stock;

  (vi)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

  (vii)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

  (viii)
  participated in discussions and negotiations among representatives of the Company and Chiron and their financial and legal advisors;

  (ix)
  reviewed the Agreement and certain related documents, including the exhibits and schedules thereto; and

Board of Directors
Matrix Pharmaceutical, Inc.
January 6, 2002

  (x)
  performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts (including cash balances and cash requirements), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal (including upon liquidation) of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that that the Transaction will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions and without any waivers thereof. No opinion is expressed as to whether any alternative transaction might produce consideration for the holders of the Company Common Stock in an amount in excess of that contemplated by the Transaction.

We have acted as sole financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee which is contingent upon rendering this opinion and an additional fee which is contingent upon the consummation of the Transaction. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and Chiron and have received fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, is agent and lender on Chiron's credit facility. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and Chiron for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be included in its entirety in any filing made by the Company and Chiron in respect of the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to whether or not holders of the Company Common Stock should tender their shares of the Company Common Stock pursuant to the Offer or as to how the holders of the Company Common Stock should vote at the stockholders' meetings, if any, held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Offer Price to be received by the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

B-2

Annex C

Section 262 of the Delaware General Corporation Law

Appraisal Rights

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MATRIX PHARMACEUTICAL, INC.
PROXY
Special Meeting of Stockholders, [March 28], 2002

This Proxy is Solicited on Behalf of the Board of
Matrix Pharmaceutical, Inc.

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held March 28, 2002 and the Proxy Statement and appoints William G. Green and James Sulat, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Matrix Pharmaceutical, Inc. ("Matrix") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of Matrix to be held at the headquarters of Matrix, 34700 Campus Drive, Fremont, California, 94555 on Thursday, March 28, 2002 at 10:00 A.M. (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

        The Board of Directors recommends a vote FOR the below proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF each of the proposals.

1.	FOR	AGAINST	ABSTAIN	To adopt the Agreement and Plan of Merger, dated as of January 6, 2002, among Chiron Corporation, Manon Acquisition Corp. and Matrix Pharmaceutical, Inc.
2.	FOR	AGAINST	ABSTAIN	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.
Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)
Please sign your name:		Date:

(Authorized Signature(s))

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SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
THE PARTIES TO THE TRANSACTION
THE SPECIAL MEETING
THE MERGER
APPRAISAL RIGHTS
CHANGE OF CONTROL
SOURCE AND AMOUNT OF FUNDS
THE MERGER AGREEMENT
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS
AGREEMENT AND PLAN OF MERGER Among MATRIX PHARMACEUTICAL, INC., CHIRON CORPORATION, and MANON ACQUISITION CORP. Dated as of January 6, 2002
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS
Conditions of the Offer
Section 262 of the Delaware General Corporation Law Appraisal Rights
MATRIX PHARMACEUTICAL, INC. PROXY Special Meeting of Stockholders, [March 28], 2002